Exhibit 2.6

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

MARCHEX, INC.

EINSTEIN HOLDINGS I, INC.

EINSTEIN HOLDINGS 2, LLC

INDUSTRYBRAINS, INC.

THE PRIMARY SHAREHOLDERS OF INDUSTRYBRAINS, INC.

AND WITH RESPECT TO ARTICLES II, VII AND XII ONLY

ERIK MATLICK, AS SHAREHOLDER REPRESENTATIVE

DATED July 27, 2005

TABLE OF CONTENTS

ARTICLE I MERGERS		1

1.1.	Step One Merger	1
1.2.	Conversion of Shares	2
1.3.	Step Two Merger	4
1.4.	Conversion of the Shares	4
1.5.	Effective Time	5
1.6.	Additional Actions	5
1.7.	Withholding	5

ARTICLE II PAYMENT AND CLOSING		6

2.1.	Total Merger Consideration	6
2.2.	Time and Place of Closing	6
2.3.	Exchange of Certificates	6
2.4.	No Fractional Securities	8
2.5.	Stock Transfer Books	8
2.6.	No Further Ownership Rights in Common Stock	8
2.7.	Escrow	8
2.8.	RBC Fee	8

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY		8

3.1.	Corporate Organization	8
3.2.	Authorization	9
3.3.	Consents and Approvals; No Violations	9
3.4.	Capitalization	10
3.5.	Financial Statements; Business Information	11
3.6.	Absence of Undisclosed Liabilities	12
3.7.	Absence of Certain Changes or Events	12
3.8.	Legal Proceedings, etc.	13
3.9.	Taxes	13
3.10.	Title to Properties and Related Matters	17
3.11.	Intellectual Property; Proprietary Rights; Employee Restrictions	19
3.12.	Contracts	21
3.13.	Employees; Employee Benefits	23
3.14.	Compliance with Applicable Law	25
3.15.	Ability to Conduct Business	26
3.16.	Major Advertisers and Publishers/Partners	26
3.17.	Accounts Receivable	26
3.18.	Insurance	27
3.19.	Bank Accounts; Powers of Attorney	27
3.20.	Minute Books, etc.	27
3.21.	Related Person Indebtedness and Contracts	27
3.22.	Brokers; Payments	27
3.23.	State Takeover Statutes	28
3.24.	Disclosure	28

3.25.	Voting Requirements	28
3.26.	Information Supplied	28

ARTICLE IV REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SHAREHOLDERS		29

4.1.	Authorization; etc.	29
4.2.	Parent Common Stock	30

ARTICLE V REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PARENT, FIRST ACQUISITION CORP. AND SECOND ACQUISITION CORP.		32

5.1.	Corporate Organization	32
5.2.	Authorization	32
5.3.	Consents and Approvals; No Violations	33
5.4.	SEC Reports and Financial Statements	33
5.5.	Legal Proceedings, etc.	34
5.6.	Compliance with Applicable Law	34
5.7.	Brokers; Payments	34
5.8.	Disclosure	34
5.9.	Validity of Shares	35
5.10.	Section 338 and 368 Code Matters	35

ARTICLE VI CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME		35

6.1.	Conduct of Business of the Company	35
6.2.	Conduct of Business of First Acquisition Corp. and Second Acquisition Corp	37
6.3.	Other Negotiations	37

ARTICLE VII ADDITIONAL AGREEMENTS		37

7.1.	Access to Properties and Records	37
7.2.	Transfer of Interests	38
7.3.	Reasonable Efforts; etc.	38
7.4.	Material Events	38
7.5.	Fees and Expenses	38
7.6.	Supplements to Disclosure Schedules	38
7.7.	Tax Matters	39
7.8.	Tax Treatment	40
7.9.	Restricted Equity Consideration	40
7.10.	Repurchase Right	41
7.11.	Financial Statements	41
7.12.	Shareholder Consent	41
7.13.	Appointment of Shareholder Representative	41
7.14.	Final Working Capital	42

ARTICLE VIII COVENANTS OF THE COMPANY AND THE PRINCIPAL SHAREHOLDERS		42

ARTICLE IX CONDITIONS TO THE OBLIGATIONS OF THE PARENT, FIRST ACQUISITION CORP. AND SECOND
ACQUISITION CORP.		43

9.1.	Representations and Warranties True	43
9.2.	Performance	43
9.3.	Absence of Litigation	44
9.4.	Consents	44
9.5.	Additional Agreements	44
9.6.	Delivery of Certificates for Cancellation	45
9.7.	Approval	45
9.8.	Certificates of Merger	45
9.9.	Material Adverse Effect	45
9.10.	Opinion of Cozen O’Connor	45
9.11.	Termination	45
9.12.	Supporting Documents	45

ARTICLE X CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AND THE SHAREHOLDERS		46

10.1.	Representations and Warranties True	46
10.2.	Performance	46
10.3.	Absence of Litigation	46
10.4.	Certificates of Merger	47
10.5.	Consents	47
10.6.	Additional Agreements	47
10.7.	Cash Consideration, Equity Consideration and Restricted Equity Consideration; Escrow Deposit	47
10.8.	Opinion of DLA Piper Rudnick Gray Cary US LLP	47
10.9.	Supporting Documents	47

ARTICLE XI TERMINATION		48

11.1.	Termination	48
11.2.	Effect of Termination	49

ARTICLE XII INDEMNIFICATION; SURVIVAL OF REPRESENTATIONS AND WARRANTIES		49

12.1.	Indemnity Obligations	49
12.2.	Notification of Claims	50
12.3.	Duration	51
12.4.	Escrow	51
12.5.	No Contribution	51
12.6.	Registration Rights	52
12.7.	Treatment of Indemnity Payments	52

ARTICLE XIII REGISTRATION RIGHTS		52

13.1.	Registrable Shares	52
13.2.	Required Registration	52

13.3.	Effectiveness; Suspension Right	52
13.4.	Expenses	53
13.5.	Indemnification	53
13.6.	Procedures for Sale of Shares Under Registration Statement	55

ARTICLE XIV MISCELLANEOUS PROVISIONS		56

14.1.	Amendment	56
14.2.	Waiver of Compliance	56
14.3.	Notices	57
14.4.	Binding Effect; Assignment	57
14.5.	No Third Party Beneficiaries	57
14.6.	Public Announcements	58
14.7.	Counterparts	58
14.8.	Headings	58
14.9.	Entire Agreement	58
14.10.	Governing Law	58
14.11.	Severability	58
14.12.	Specific Performance	59
14.13.	Waiver of Jury Trial	59

Exhibits and Schedules to the Agreement and Plan of Merger have been omitted. The following is a list of omitted Exhibits and Schedules which Parent agrees to furnish supplementally to the Commission upon request.

EXHIBITS

A-1	Form of Step One Certificate of Merger (Delaware)
A-2	Form of Step One Certificate of Merger (New York)
A-3	Form of Step Two Certificate of Merger (Delaware)
A-4	Form of Step Two Certificate of Merger (New York)
B	Form of Letter of Transmittal
C	Form of Escrow Agreement
D	Form of Executive Employment Agreement
E	Opinion of Cozen O’Connor, counsel to the Company
F	Opinion of DLA Piper Rudnick Gray Cary US LLP, counsel to Parent, First Acquisition Corp. and Second Acquisition Corp.

SCHEDULES
1.2	Conversion of Shares
2.3	Exchange of Certificates
12.4	Escrow

DISCLOSURE SCHEDULES

3.1	Corporate Organization

3.4	Capitalization
3.5	Financial Statements; Business Information
3.7	Absence of Certain Changes or Events
3.8	Legal Proceedings, etc.
3.9	Taxes
3.10	Title to Properties and Related Matters
3.11	Intellectual Property; Proprietary Rights; Employee Restrictions
3.12	Contracts
3.13	Employees; Employee Benefits
3.16	Major Advertisers and Publishers/Partners
3.17	Accounts Receivable
3.18	Insurance
3.19	Bank Accounts; Powers of Attorney
3.21	Related Person Indebtedness and Contracts

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (the “Agreement”) dated as of July 27, 2005, by and among Marchex, Inc., a corporation organized under the laws of the State of Delaware (the “Parent”), Einstein Holdings I, Inc., a corporation organized under the laws of the State of Delaware and a wholly-owned direct subsidiary of the Parent (the “First Acquisition Corp.”), Einstein Holdings 2, LLC, a limited liability company organized under the laws of the State of Delaware and a wholly-owned direct subsidiary of the Parent (the “Second Acquisition Corp.”), IndustryBrains, Inc., a corporation organized under the laws of the State of New York (the “Company”), the undersigned holders of issued and outstanding capital stock of the Company (the “Primary Shareholders”) and with respect to Articles II, VII and XII hereof, Erik Matlick (in such capacity, the “Shareholder Representative”).

WHEREAS, the respective Boards of Directors of Parent, First Acquisition Corp. and the Company and the Manager of Second Acquisition Corp. have deemed it advisable and in the best interests of their respective shareholders and sole member, that Parent and the Company consummate the business combination and other transactions provided for herein;

WHEREAS, the respective Boards of Directors of Parent, First Acquisition Corp. and the Company and the Manager of Second Acquisition Corp. have unanimously approved, each in accordance with applicable law, this Agreement and the transactions contemplated hereby, including: (a) the merger of First Acquisition Corp. with and into the Company as a result of which the Company will be the surviving corporation and a wholly-owned direct subsidiary of Parent (the “Step One Merger”) and (b) the immediately subsequent merger of the Company, as the surviving corporation of the Step One Merger, with and into Second Acquisition Corp. (the “Step Two Merger” and, together with the Step One Merger, the “Mergers”) with Second Acquisition Corp. being the ultimate surviving entity in the Mergers, all upon the terms and subject to the conditions set forth in this Agreement, and, in furtherance thereof, have approved and declared the advisability of this Agreement and the Mergers; and

WHEREAS, the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”). The Mergers together are intended to qualify as a single reorganization under the provisions of Section 368(a) of the Code.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

MERGERS

1.1. Step One Merger.

(a) Constituent Corporations; Interim Surviving Corporation. The First Acquisition Corp. and the Company shall be the constituent corporations to the Step One

Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, the First Acquisition Corp. shall be merged with and into the Company in accordance with the Delaware General Corporation Law (“DGCL”) and the New York Business Corporation Law (“NYBC”), and the Company shall be the surviving corporation of the Step One Merger (the “Interim Surviving Corporation”). At the Effective Time, the identity and separate existence of the First Acquisition Corp. shall cease, and the Interim Surviving Corporation shall continue its corporate existence under the laws of the state of New York as a wholly-owned subsidiary of the Parent. Without limiting the generality of the foregoing, from and after the Effective Time, the Interim Surviving Corporation shall possess all of the rights, privileges, powers, franchises, properties and other interests of the Company and First Acquisition Corp. and all debts, liabilities and obligations of the Company and First Acquisition Corp. shall become the debts, liabilities and obligations of the Interim Surviving Corporation, all without further act or deed.

(b) Certificate of Incorporation and By-Laws of the Interim Surviving Corporation. From and after the Effective Time and thereafter until amended in accordance with NYBC and such Certificate of Incorporation or By-laws, as the case may be, (i) the Certificate of Incorporation of the Interim Surviving Corporation immediately prior to the Effective Time shall be the Certificate of Incorporation of the Interim Surviving Corporation, and (ii) the By-laws of the Interim Surviving Corporation immediately prior to the Effective Time shall be the By-laws of the Interim Surviving Corporation.

(c) Directors and Officers of the Interim Surviving Corporation. The directors and officers of the Interim Surviving Corporation immediately following the Step One Merger shall be the directors and officers of the First Acquisition Corp. immediately prior to the Step One Merger and all such directors and officers shall hold office until their respective successors are duly elected and qualified or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and By-laws of the Interim Surviving Corporation.

1.2. Conversion of Shares.

(a) Conversion of Shares. Each share of Common Stock (as defined in Section 2.1) issued and outstanding as of the Effective Time (other than shares owned by holders who have properly exercised their rights of appraisal within the meaning of Article 9, Section 910 of the NYBC (the “Dissenting Shares”) shall, by virtue of the Step One Merger and without any action on the part of the holder thereof, automatically be converted into (A) an amount in cash equal to the quotient obtained by dividing (x) the Cash Consideration (as defined in Section 2.1) by (y) the total number of Fully Diluted Shares (as herein defined) as of the Effective Time (as defined in Section 1.5), and (B) that number of shares of Parent Common Stock (as defined in Section 2.1) as shall be obtained by dividing (xx) the Equity Consideration (as defined in Section 2.1) by (yy) the total number of Fully Diluted Shares (as herein defined) as of the Effective Time. Such resulting quotients are referred to herein as the “Exchange Ratio.” “Fully Diluted Shares” shall be equal to the total number of outstanding shares of Common Stock, immediately prior to the Closing Date (as defined in Section 2.2), calculated on a fully diluted, fully converted basis as though all convertible debt and equity securities and options (whether vested or unvested) and warrants had been converted or exercised. Such portion of the Equity Consideration as shall be obtained by dividing $2,750,000 by the Closing Market Price (as hereinafter defined) issuable to the Shareholders who are Employees (as hereinafter defined) of the Company (allocated among them pro rata based on their shares of Company stock owned immediately prior to the Closing) shall be subject to vesting pursuant to Section 7.9 (the “Restricted Equity Consideration”). Schedule 1.2 attached hereto sets forth, with respect to the Merger Consideration (as defined in Section 2.1), (i) the Exchange Ratio, (ii) the aggregate cash payment to be paid in connection with the Step One Merger to the Shareholders, and (iii) the aggregate Equity Consideration to be issued in connection with the Step One Merger to the Shareholders (including the aggregate Restricted Equity Consideration to be issued in connection with the Step One Merger to employee Shareholders). For the purposes hereof, “Shareholders” shall mean the holders of all of the issued and outstanding capital stock of the Company immediately prior to the Effective Time.

(b) Treasury Shares. Each share of Common Stock held in the Company’s treasury as of the Effective Time, if any, shall, by virtue of the Step One Merger, be canceled without payment of any consideration therefor.

(c) Stock Options. Each outstanding option to purchase shares of Company Common Stock (each, a “Company Stock Option”), which will vest as of the Effective Time (including those options that vest as a result of the consummation of the Step One Merger), shall be exercised on the Closing Date with the exercise price thereof duly paid to the Company or via a cashless exercise as provided for in such option agreements. In connection with the exercise of any such Company Stock Option, the Company shall withhold the requisite amount for tax purposes provided in Section 1.7 hereof. Each outstanding Company Stock Option, not already vested and outstanding immediately prior to the Effective Time, shall be cancelled at the Effective Time without the payment of any consideration therefore, and shall be of no further force and effect, without any assumption thereof.

(d) First Acquisition Corp. Shares. Each share of First Acquisition Corp. Common Stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, no par value per share, of the Interim Surviving Corporation.

(e) Dissenting Shares. Any Dissenting Shares shall be converted into the right to receive such consideration as may be determined to be due with respect to each such Dissenting Share pursuant to Article 9, Section 910 of the NYBC; provided, however, that Dissenting Shares held by a holder who shall, after the Effective Time of the Step One Merger, withdraw his demand for appraisal or lose his right of appraisal as provided in Article 9, Section 910 of the NYBC, shall be deemed to be converted, as of the Effective Time of the Step One Merger, into the right to receive such holder’s pro rata portion of the Merger Consideration in accordance with the procedures specified in Section 2.3(a). The Company shall give Parent (i) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to Article 9, Section 910 of the NYBC received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Article 9, Section 910 of NYBC. The Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Parent, settle or offer to settle any such demands.

1.3. Step Two Merger.

(a) Constituent Corporations; Surviving Corporation. The Interim Surviving Corporation and Second Acquisition Corp. shall be the constituent parties to the Step Two Merger. Subject to the terms and conditions of this Agreement, at the Step Two Merger Effective Time (as defined in Section 1.5), to occur immediately following the Effective Time on the Effective Date, the Interim Surviving Corporation shall be merged with and into Second Acquisition Corp. in accordance with the Delaware Limited Liability Company Act (“DLLCA”) and NYBC, and Second Acquisition Corp. shall be the survivor of the Step Two Merger (the “Surviving Corporation”). At the Step Two Merger Effective Time, the identity and separate existence of the Interim Surviving Corporation shall cease, and the Surviving Corporation shall continue its existence as a limited liability company under the laws of the state of Delaware as a wholly-owned subsidiary of the Parent. Without limiting the generality of the foregoing, from and after the Step Two Merger Effective Time, the Surviving Corporation shall possess all of the rights, privileges, powers, franchises, properties and other interests of Second Acquisition Corp. and the Interim Surviving Corporation and all debts, liabilities and obligations of the Interim Surviving Corporation and Second Acquisition Corp. shall become the debts, liabilities and obligations of the Surviving Corporation, all without further act or deed.

(b) Certificate of Formation and Limited Liability Agreement of the Surviving Corporation. From and after the Step Two Merger Effective Time and thereafter until amended as provided by law, (i) the Certificate of Formation of the Surviving Corporation shall be the Certificate of Formation of Second Acquisition Corp. immediately prior to the Step Two Merger Effective Time and (ii) the Limited Liability Company Agreement of the Surviving Corporation shall be the Limited Liability Company Agreement of Second Acquisition Corp. immediately prior to the Step Two Merger Effective Time.

(c) Manager of the Surviving Corporation. The Manager of the Surviving Corporation immediately following the Step Two Merger shall be the Manager of Second Acquisition Corp. immediately prior to the Step Two Merger and shall hold office until his respective successor is duly elected and qualified or appointed and qualified or until his earlier death, resignation or removal in accordance with the Certificate of Formation and Limited Liability Company Agreement of the Surviving Company.

1.4. Conversion of the Shares. At the Step Two Merger Effective Time by virtue of the Step Two Merger and without any action on the part of the Interim Surviving Corporation, Parent, or Second Acquisition Corp.:

(a) Each membership interest of Second Acquisition Corp. issued and outstanding immediately prior to the Step Two Merger Effective Time shall be unchanged and shall remain issued and outstanding; and

(b) Each share of common stock of the Interim Surviving Corporation issued and outstanding immediately prior to the Step Two Merger Effective Time shall be cancelled without consideration and shall cease to be an issued and outstanding share of Interim Surviving Corporation common stock.

1.5. Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Articles IX and X, the parties hereto shall cause the Step One Merger to be consummated by filing an agreement or certificate of merger relating to the Step One Merger as contemplated by the DGCL and the NYBC in the forms of Exhibit A-1 and Exhibit A-2 attached hereto (the “Step One Certificates of Merger”), together with any required related certificates, with the Secretary of State of the State of Delaware and the Secretary of State of the State of New York, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL and the NYBC (the time of such filing being the “Effective Time”). The “Step Two Merger Effective Time” shall mean the time of filing of the agreement or certificate of merger relating to the Step Two Merger as contemplated by the DLLCA and the NYBC in the forms of Exhibit A-3 and Exhibit A-4 attached hereto (the “Step Two Certificates of Merger” together with the Step One Certificates of Merger, the “Certificates of Merger”), together with any required related certificates, with the Secretary of State of the State of Delaware and the Secretary of State of the State of New York, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL and/or DLLCA, as the case may be, and the NYBC.

1.6. Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other acts or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in or to any of the rights, properties or assets of First Acquisition Corp. or the Company acquired or to be acquired by reason of, or as a result of, the Mergers, or otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors shall be authorized to execute and deliver, in the name and on behalf of First Acquisition Corp. or the Company, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of First Acquisition Corp. or the Company, all such other acts and things necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to or under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

1.7. Withholding. Parent, the Surviving Corporation or the Company shall be entitled to deduct and withhold from any Merger Consideration (as hereinafter defined) payable or otherwise deliverable pursuant to this Agreement and from any holder or former holder of Company Stock Options with respect to the exercise, cancellation, termination or other disposition of such Company Stock Options, including any Company Stock Options that have already been exercised, such amounts as Parent, the Surviving Corporation or the Company is required to pay, deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law resulting from the transactions contemplated herein. To the extent such amounts are so paid, deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

ARTICLE II

PAYMENT AND CLOSING

2.1. Total Merger Consideration. The consideration payable by virtue of the Step One Merger to the holders of shares of the Company’s Common Stock, no par value per share (the “Common Stock”) shall consist of (a) $15,522,500 (the “Cash Consideration”); and (b) that number of shares of Class B Common Stock, $0.01 par value per share, of the Parent (the “Parent Common Stock”) as shall be obtained by dividing $15,000,000 by the Closing Market Price (as hereinafter defined) (the “Equity Consideration”). Such Cash Consideration and Equity Consideration which shall be issuable or payable at the Closing, as the case may be, as provided herein shall in the aggregate be referred to as the “Merger Consideration”. For purposes of this Agreement, the term “Closing Market Price” shall mean the average of the last quoted sale price for shares of Parent Common Stock on The Nasdaq National Market for the thirty (30) trading days ending July 21, 2005.

2.2. Time and Place of Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article XI and subject to the satisfaction or waiver of the conditions set forth in Articles IX and X, the consummation of the Merger (the “Closing”) will take place as promptly as practicable (and in any event within two (2) business days) after satisfaction or waiver of the conditions set forth in Articles IX and X, at the offices of Marchex, Inc., 413 Pine Street, Suite 500, Seattle, Washington, 98101 unless another date, time or place is agreed to in writing by the Company and the Parent. Subject to the satisfaction or waiver of the conditions set forth in Articles IX and X, the Company and the First Acquisition Corp. shall execute and deliver an agreement or certificate of merger relating to the Step One Merger in accordance with DGCL and NYBC on or before the Closing Date, and shall cause such agreement or certificate of merger to be filed in accordance with DGCL and NYBC on the Closing Date. Immediately following the filing of the Step One Certificate of Merger, the Surviving Corporation shall cause to be filed an agreement or certificate of merger relating to the Step Two Merger in accordance with DLLCA and NYBC on the Closing Date. The date of such Closing is referred to herein as the “Closing Date” and the effective time of such Closing for accounting purposes shall be 12:01 a.m. PST on such date.

2.3. Exchange of Certificates.

(a) At the Closing, certificates representing not less than ninety percent (90%) of the issued and outstanding shares of Company Common Stock shall be surrendered for cancellation and termination in the Step One Merger (accompanied, as to any certificates delivered at Closing by a Shareholder other than a Primary Shareholder, by the surrender of a duly completed and executed letter of transmittal in the form of Exhibit B attached hereto (each, a “Letter of Transmittal”). At the Effective Time, each certificate representing issued and outstanding shares of Company Common Stock (each, a “Certificate”) shall be canceled in exchange for the amount of Merger Consideration pursuant to Section 2.1. After payment by the Company (or by Parent as directed by the Company) of all fees and expenses incurred by the Company in connection with this Agreement in accordance with Section 7.5 from the Cash Consideration portion of the Merger Consideration, the remaining Merger Consideration shall be distributed as follows (as set forth on Schedule 2.3) to the extent Certificates have been surrendered at Closing (and, as to Shareholders other than the Primary Shareholders, to the extent Letters of Transmittal have been delivered at Closing) (or thereafter upon surrender of Certificates) (and if applicable, Letters of Transmittal): (i) the remaining Cash Consideration payable to the Primary Shareholders shall be wired to an account or accounts designated by the Primary Shareholders and the Cash Consideration payable to the Shareholders other than the Primary Shareholders shall be paid by overnight or hand delivery of a check representing immediately available funds to such Shareholders at their address set forth in their respective Letters of Transmittal, less $2,475,000 which shall be placed in escrow to satisfy the obligations pursuant to Article XII hereof (the “Cash Escrow”), and (ii) the Equity Consideration shall be distributed to the Shareholders (in accordance with the written instructions provided by the Primary Shareholders as to their Equity Consideration and in the Letters of Transmittal as to the Equity Consideration to be received by the Shareholders other than the Primary Shareholders) in the amount set forth on Schedule 2.3 (including the Restricted Equity Consideration to be distributed to Employee Shareholders), less that number of shares of Parent Common Stock issued as part of the Equity Consideration as shall be obtained by dividing $2,250,000 by the Closing Market Price which shall be placed in escrow to satisfy the obligations pursuant to Article XII hereof (the “Stock Escrow”). Until surrendered with an executed Letter of Transmittal, each outstanding Certificate which immediately prior to the Effective Time represented shares of Common Stock shall be deemed for all corporate purposes to evidence ownership of the amount of cash and shares of Parent Common Stock issuable upon conversion of such shares of Common Stock, but shall, subject to applicable appraisal rights under the NYBC, have no other rights. Subject to appraisal rights under the NYBC, from and after the Effective Time, the holders of shares of Common Stock shall cease to have any rights in respect of such shares and their rights shall be solely in respect of the amount of cash and shares of Parent Common Stock into which such shares of Common Stock have been converted.

(b) If any cash is to be paid or any shares of Parent Common Stock are to be issued in the name of a person other than the person in whose name the Certificate(s) surrendered in exchange therefor is registered, it shall be a condition to the payment of such cash or the issuance of such shares that (i) the Certificate(s) so surrendered shall be transferable, and shall be properly assigned, endorsed or accompanied by appropriate stock powers, (ii) such transfer shall otherwise be proper and (iii) the person requesting such transfer shall pay Parent, or its exchange agent, any transfer or other taxes payable by reason of the foregoing or establish to the reasonable satisfaction of Parent that such taxes have been paid or are not required to be paid. Notwithstanding the foregoing, neither Parent nor the Company shall be liable to a holder of shares of Common Stock for cash paid to such holder pursuant to the provisions of Section 1.2(a) of this Agreement that are delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, Parent shall issue in exchange for such lost, stolen or destroyed Certificate the cash or shares issuable in exchange therefor pursuant to the provisions of Section 1.2(a) of this Agreement. The Board of Directors of Parent may in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to provide to Parent an indemnity agreement against any claim that may be made against Parent with respect to the Certificate alleged to have been lost, stolen or destroyed.

2.4. No Fractional Securities. No fractional shares of Parent Common Stock shall be issuable by the Parent upon the conversion of shares of Common Stock in the Step One Merger pursuant to Section 1.2(a) hereof. In lieu of any such fractional shares, each holder of Common Stock who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock shall be entitled to receive instead an amount in cash equal to such fraction multiplied by the Closing Market Price.

2.5. Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of Common Stock thereafter on the records of the Company.

2.6. No Further Ownership Rights in Common Stock. The amount of cash delivered and number of shares issued upon the surrender for exchange of shares of Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates for shares of Common Stock are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

2.7. Escrow. At Closing, Parent will deposit in escrow on behalf of the Shareholders the Cash Escrow and as soon as practicable after the Closing and in any event within five (5) business days after the Closing, Parent will deposit in escrow on behalf of the Shareholders the Stock Escrow (the Stock Escrow, together with the Cash Escrow, the “Escrow Deposit”). The Escrow Deposit shall be held by and registered in the name of U.S. Bank National Association, as escrow agent (the “Escrow Agent”), as security for the indemnification obligations under Article XII pursuant to the provisions of an Escrow Agreement (the “Escrow Agreement”) in the form of Exhibit C attached hereto.

2.8. RBC Fee. At Closing, Company and/or Parent shall pay to RBC Capital Markets (“RBC”) an investment banking fee in the amount of $977,500 (the “RBC Fee”) in accordance with instructions delivered to Company and/or Parent by RBC.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY

The Company represents and warrants to the Parent, First Acquisition Corp. and Second Acquisition Corp. as set forth below, subject to the exceptions set forth in the disclosure schedules hereto (the “Company Disclosure Schedules”), the section numbers and letters of which correspond to the section and subsection numbers and letters of this Agreement.

3.1. Corporate Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. The Company has all requisite corporate power and authority to own, operate and lease the properties and assets it now owns, operates and leases and to carry on its business as presently conducted. The Company is duly qualified to transact business as a foreign corporation and is in good standing in the jurisdictions set forth in Schedule 3.1(a) hereto, which are the only jurisdictions where such qualification is required by reason of the nature of the properties and assets currently owned, operated or leased by it or the business currently conducted by it, except for such jurisdictions where the failure to be so qualified would not have a Company Material Adverse Effect (as defined below). The Company has previously delivered to the Parent complete and correct copies of the Certificate of Incorporation of the Company (certified by the secretary of state for the jurisdiction in which it was formed as of a recent date) and the By-Laws of the Company (certified by the Secretary of the Company as of a recent date). Neither the Company’s Certificate of Incorporation nor its By-Laws has been amended since the date of certification thereof, nor has any action been taken for the purpose of effecting any amendment of such instrument. The term “Company Material Adverse Effect” means, for purposes of this Agreement, any change, event or effect that is, or that is reasonably likely to be, materially adverse to the business, operations, assets, liabilities, financial condition or results of operations of the Company, taken as a whole.

3.2. Authorization. The Company has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly approved by the Board of Directors of the Company and adopted by the Shareholders and no other proceeding on the part of the Company is necessary to approve and authorize the execution and delivery of this Agreement or (subject to the filing of the Certificates of Merger pursuant to the DGCL and/or DLLCA and the NYBC) the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding agreement of the Company enforceable in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in law or in equity.

3.3. Consents and Approvals; No Violations. Subject to (a) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware and with the Secretary of State of the State of New York, and (b) compliance with applicable federal and state securities laws, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not: (i) violate or conflict with any provision of the Certificate of Incorporation or By-Laws of the Company, (ii) breach, violate or constitute an event of default (or an event which with the lapse of time or the giving of notice or both would constitute an event of default) under, give rise to any right of termination, cancellation, modification or acceleration under, or require any consent or the giving of any notice under, any note, bond, indenture, mortgage, security agreement, lease, license, franchise, permit, agreement or other instrument or obligation to which the Company is a party, or by which the Company or any of its properties or assets may be bound, or result in the creation of any lien, claim or encumbrance or other right of any third party of any kind whatsoever upon the properties or assets of the Company pursuant to the terms of any such instrument or obligation, (iii) violate or conflict with any law, statute, ordinance, code, rule, regulation, judgment, order, writ, injunction, decree or other instrument of any federal, state, local or foreign court or governmental or regulatory body, agency, association, organization or authority applicable to the Company or by which its properties or assets may be bound, except for such violations and conflicts which would not have a Company Material Adverse Effect, or (iv) require, on the part of the Company, any filing or registration with, or permit, license, exemption, consent, authorization or approval of, or the giving of any notice to, any governmental or regulatory body, agency or authority, other than any filing, registration, permit, license, exemption, consent, authorization, approval or notice which if not obtained would not have a Company Material Adverse Effect or would impede or impair the ability of Company to perform its obligations under this Agreement in any material respect.

3.4. Capitalization.

(a) Immediately prior to the consummation of the transactions contemplated hereunder, the authorized capital stock of the Company consists of 1,400 shares of Common Stock, no par value per share (the “Stock”) of which 1,228.49 shares of Stock are issued and outstanding (which such amounts include the shares issuable upon exercise of the Company Stock Options on the Closing Date). The beneficial and record ownership of all of the outstanding shares of Stock is set forth on Schedule 3.4(a) attached hereto. All outstanding shares of Stock (i) are duly authorized, validly issued, fully paid and nonassessable (ii) were not issued in violation of any pre-emptive rights or federal or state securities laws and (iii) are not subject to preemptive rights created by statute, the Certificate of Incorporation or By-Laws of the Company or any agreement or document to which the Company is a party or by which it is bound.

As of the date of this Agreement and after giving effect to the exercise any such Company Stock Options on or before the Closing, fifty (50) shares of Company Common Stock were reserved for issuance upon the exercise of options to purchase Company Common Stock granted pursuant to the Company’s 2004 Stock Incentive Plan (the “Company Option Plan”) under which options are outstanding for an aggregate of zero (o) shares and under which thirty-two (32) shares are available for grant. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable.

Except as set forth above, as of the date of this Agreement no shares of Stock, other equity securities, partnership interests or similar ownership interests or other voting securities of the Company or any securities exchangeable or convertible into or exercisable for such capital stock, other equity securities, partnership interests or similar ownership interests or other voting securities of the Company, were issued, reserved for issuance or outstanding. There are no outstanding stock appreciation rights with respect to shares of Stock. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Except as set forth above, there are no securities, partnership interests or similar ownership interests, options, warrants, calls, rights (including preemptive rights) or commitments, understandings, arrangements, agreements or contracts (either written or oral) of any kind to which the Company is a party, or by which the Company is bound, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or other securities of the Company or obligating the Company to issue, grant, extend, accelerate the vesting of or enter into any such security, partnership interest or similar ownership interest, option, warrant, call, right, commitment, understanding, arrangement, agreement or contract (either written or oral).

The Company has never repurchased, redeemed or otherwise acquired or caused the repurchase, redemption or acquisition of any shares of capital stock or other securities of the Company, and there are no amounts owed or which may be owed to any person by the Company as a result of any repurchase, redemption or acquisition of any shares of Stock or other securities of the Company. There is no claim or basis for such a claim to any portion of the Merger Consideration except as provided in Section 2.2 or Schedule 2.2 hereto by any current or former shareholder, option holder or warrant holder of the Company, or any other person.

There are no registration rights and there are no voting trusts, proxies or agreements or understandings with respect to any equity security of any class of securities of the Company.

All outstanding options to purchase Company Common Stock were issued pursuant to the Company Option Plan. Schedule 3.4 hereto sets forth a true and complete list of the holders of outstanding Company Stock Options and lists for each outstanding Company Stock Option, as of the date of this Agreement, (i) the number of shares of Company Common Stock subject to such outstanding Company Stock Option, (ii) the exercise price of such option, (iii) the number of shares as to which such option will have vested, (iv) the vesting schedule for such option and whether the exercisability of such option will be accelerated in any way by the transactions contemplated by this Agreement or for any other reason, and (v) indicates the extent of acceleration, if any.

(b) Since its date of incorporation, the Company has not owned, directly or indirectly, any equity securities, or options, warrants or other rights to acquire equity securities, or securities convertible into or exchangeable for equity securities, of any other corporation, or any partnership interest in any general or limited partnership or unincorporated joint venture.

3.5. Financial Statements; Business Information.

(a) Attached hereto as Schedule 3.5(a) are (i) the audited balance sheets of the Company as of December 31, 2003 and December 31, 2004 and the audited statements of operations and cash flow for the fiscal periods then ended, and (ii) the unaudited balance sheet of the Company as of June 30, 2005 (the “Balance Sheet”) and the unaudited statements of operations and cash flow of the Company for the six (6) months then ended (hereinafter collectively referred to as the “Financial Statements”). The Financial Statements (i) have been prepared from the books and records of the Company, (ii) have been prepared in accordance with GAAP (as hereinafter defined) consistently applied during the periods covered thereby, and (iii) present fairly in all material respects the financial condition and results of operations of the Company as at the dates, and for the periods, stated therein, except that the interim Financial Statements do not contain footnotes and are subject to normal year-end adjustments which adjustments will not be individually or in the aggregate material in amount or effect. For the purposes of this Agreement, generally accepted accounting principles shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting

Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board and rules promulgated by the United States Securities and Exchange Commission (the “SEC”) and its related interpretations or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination (“GAAP”).

(b) Schedule 3.5(b) attached hereto sets forth certain statistics regarding the Company’s business including, but not limited to, information related to the Company’s products, services and websites such as (i) number of accepted or valid clicks for all partners for the months of April, May and June of 2005, (ii) average rate per valid clicks for the months of April, May and June of 2005, and (iii) the number of advertisers, search partners, content partners and private label partners for the months of April, May and June of 2005 (collectively, the “Data”). The Data provided by the Company is, and to the Company’s knowledge, the Data provided to the Company by third parties is, true and correct in all material respects as of the dates stated in the schedule. To the extent the Company has provided compilations of Data, this representation shall only extend to the Data provided. Without limiting the materiality of any other representations, warranties and covenants of the Company contained herein, the Company specifically acknowledges that the accuracy in all material respects of such representations set forth in this Section 3.5 (b) as a whole are material to the Parent’s decision to enter into the transactions contemplated by this Agreement and to pay the Merger Consideration.

(c) To its knowledge, the Company has not directly or indirectly installed, imbedded or derived any traffic from any Spyware or Malware Software sources. For the purposes hereof, “Malware Software” is any program or file that is harmful to a computer user, including without limitation, computer viruses, worms, and Trojan horses, and “Spyware” is programming that gathers information about a computer user without permission.

(d) As of the Closing Date, the Company shall have no long-term indebtedness and a working capital balance at or in excess of $134,000. For the purposes of this Section 3.5(d), (i) any real property lease obligations set forth on Schedule 3.10(d) shall not be deemed long term indebtedness, (ii) the current obligations under any real property lease obligations shall be included as a liability for the purposes of determining the working capital balance, and (iii) the amount of the RBC Fee shall not be included as a liability for the purposes of determining the working capital balance.

3.6. Absence of Undisclosed Liabilities. The Company as of the Closing Date shall not have any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, of the type required to be reflected or disclosed on a balance sheet or the notes thereto as required according to GAAP that are not set forth on or reflected in the Financial Statements, except for those incurred in the ordinary course of business or as permitted by this Agreement since the date of the most recent balance sheet included within the Financial Statements and as reflected in the books and records of the Company which have been provided or made available to Parent.

3.7. Absence of Certain Changes or Events. Except as set forth on Schedule 3.7 hereto, since December 31, 2004, the Company has carried on its business in all material respects in the ordinary course and consistent with past practice. Except as set forth on Schedule 3.7 or as set forth or reserved against in the Balance Sheet, since December 31, 2004, the Company has not: (i) incurred any material obligation or liability (whether absolute, accrued, contingent or otherwise) except in the ordinary course of business and consistent with past practice; (ii) experienced any Company Material Adverse Effect; (iii) made any change in accounting principle or practice or in its method of applying any such principle or practice, (iv) suffered any material damage, destruction or loss, whether or not covered by insurance, affecting its properties, assets or business; (v) mortgaged, pledged or subjected to any lien, charge or other encumbrance, or granted to third parties any rights in, any of its properties or assets, tangible or intangible; (vi) sold or transferred any of its assets, except in the ordinary course of and consistent with past practice, or canceled or compromised any debts or waived any claims or rights of a material nature; (vii) issued any additional Company securities, other equity securities, partnership interests or similar equity interests, or any rights, options or warrants to purchase, or securities convertible into or exchangeable for, Company securities; (viii) declared or paid any dividends on or made any distributions (however characterized) in respect of Company securities; (ix) repurchased or redeemed any Company securities; (x) terminated, amended or waived with respect to any material contract, any material right, except in the ordinary course of business and consistent with past practice; (xi) granted any general or specific increase in the compensation payable or to become payable to any of its Employees (as that term is hereinafter defined) or any bonus or service award or other like benefit, or instituted, increased, augmented or improved any Benefit Plan (as that term is hereinafter defined); or (xii) entered into any agreement to do any of the foregoing.

3.8. Legal Proceedings, etc. Except as set forth on Schedule 3.8, there are no suits, actions, claims, proceedings (including, without limitation, arbitral or administrative proceedings) or investigations pending or, to the knowledge of the Company, threatened against the Company or its properties, assets or business or, to the knowledge of the Company, pending or threatened against any of the officers, directors, partners, managers, employees, agents or consultants of the Company in connection with the business of the Company. There are no such suits, actions, claims, proceedings or investigations pending against the Company or, to the knowledge of the Company, threatened against the Company challenging the validity or propriety of the transactions contemplated by this Agreement. There is no judgment, order, injunction, decree or award (whether issued by a court, an arbitrator or an administrative agency) to which the Company is a party, or to the knowledge of the Company, involving the properties, assets or business of the Company, which is unsatisfied or which requires continuing compliance therewith by the Company. Schedule 3.8 hereto sets forth all settlements, judgments, orders, injunctions, decrees and awards entered into or imposed which the Company is a party to or by which the Company is bound, and the Company is and has been at all times in material compliance with the terms of such settlements, judgments, orders, injunctions, decrees and awards. Schedule 3.8 hereto sets forth all suits, actions, claims, proceedings or investigations regarding any equity security of the Company which the Company or the Shareholders has ever been involved in or received notice of.

3.9. Taxes.

(a) The Company has properly and timely filed all Tax Returns (as hereinafter defined) and other filings in respect of Taxes (as hereinafter defined) required to be filed by it on or prior to the date hereof, and has in a timely manner paid all Taxes which are (or will be) due for all periods ending on or before the date hereof, whether or not shown on such Tax Returns, except to the extent the Company has established adequate reserves in accordance with GAAP (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) on the Balance Sheet for such Taxes and disclosed the dollar amount and the components of such reserves on Schedule 3.9(a) hereof. The Company will establish, in the ordinary course of business and consistent with its past practices, any reserves (other than reserves for deferred Taxes established to reflect timing differences between book and Tax income) necessary for the payment of all Taxes of the Company for the period from date of the Balance Sheet through the Closing Date, and the Company will disclose the dollar amount of such reserves to Parent on or prior to the Closing Date. Since the date of the Balance Sheet, the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice. All such Tax Returns have been accurately and completely prepared in all material respects in compliance with all laws, rules and regulations.

(b) There are no actions or proceedings currently pending or, to the knowledge of the Company, threatened against the Company by any governmental authority for the assessment or collection of Taxes, no claim for the assessment or collection of Taxes has been asserted against the Company and there are no matters under discussion by the Company with any governmental authority regarding claims for the assessment or collection of Taxes. Any Taxes that have been claimed or imposed as a result of any examinations of any Tax Return of the Company by any governmental authority have been paid or are being contested in good faith and have been disclosed in writing to the Parent. There are no agreements or applications by the Company for an extension of time for the assessment or payment of any Taxes nor any waiver of the statute of limitations in respect of Taxes. There are no Tax liens on any of the assets of the Company, except for liens for Taxes not yet due or payable.

(c) For the purposes of the Agreement, “Tax” or “Taxes” means all federal, state and local, territorial and foreign taxes, levies, deficiencies or other assessments and other charges of whatever nature (including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, backup withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, real property gains, registration, value added, alternative or add-on minimum, and estimated taxes and workers’ compensation premiums and other governmental charges, and other obligations of the same nature as or of a nature similar to any of the foregoing) imposed by any taxing authority, as well as any obligation to contribute to the payment of Taxes determined on a consolidated, combined or unitary basis with respect to the Company or any affiliate, and including any transferee liability in respect of any tax (whether imposed by law, contractual agreement or otherwise) and any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined unitary or similar group including any liability pursuant to Treasury Regulation Section 1.1502-6, including any interest, penalty (civil or criminal), or addition thereto, whether disputed or not, as well as any expenses incurred in connection with the determination, settlement or litigation of any liability.

For purposes of this Agreement, the term “Tax Return” means any federal, state, local and foreign return, declaration, report, claim for refund, amended return, or information return or statement relating to Taxes, and any schedule or attachment thereto, filed or maintained, or required to be filed or maintained in connection with the calculation, determination, assessment or collection of any Tax, and including any amendment thereof, as well as, where permitted or required, combined or consolidated returns for any group of entities that include the Company or any affiliate; and reports with respect to backup withholding and other payments to third parties.

(d) At all times since January 1, 2004, the Company (and any predecessor of the Company) has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code, as well as for any state or local income tax purposes, and the Company will be an S corporation up to and including the Closing Date.

(e) The Company is not and has not been a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar agreement or arrangement and the Company does not have any liability for Taxes of any person (other than the Company) and any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined unitary or similar group under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law) or a transferee, successor or guarantor or by contract or indemnification.

(f) The Company has withheld or will withhold all amounts from its respective employees and other persons required to be withheld under the tax, social security, unemployment and other withholding provisions of all federal, state, local and foreign laws, including but not limited to, with respect to the exercise, cancellation or disposition of any Company Stock Option, and has complied with all information reporting and back-up withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party.

(g) No amount will be required to be withheld under Section 1445 of the Code in connection with any of the transactions contemplated by this Agreement.

(h) No power of attorney has been granted by the Company or is currently in force with respect to any matter relating to Taxes.

(i) There are no accounting method changes or proposed or threatened accounting method changes of the Company, nor any other item, that could give rise to an adjustment under Section 481 of the Code for periods after the Closing Date, and the Company will not be required to make any such Section 481 adjustment as a result of the transaction contemplated by this Agreement.

(j) Each of the Shareholders of the Company is a U.S. resident for federal income tax purposes.

(k) The Company is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal income tax purposes.

(l) No claim has ever been made by any authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, and the Company neither does business in nor derives income from within or allocable to any state, local, territorial or foreign taxing jurisdiction other than those for which all Tax Returns have been furnished to the Parent.

(m) The Company has not received any written ruling of a taxing authority relating to Taxes or entered in any written and legally binding agreement with a taxing authority relating to Taxes, including any closing agreements under Section 7121 of the Code.

(n) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for a tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(o) The Company has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency, or the collection of any Tax, which remains outstanding; and the Company has delivered or made available to the Parent for inspection true and complete copies of (i) all private letter rulings, revenue agent reports, information document requests, audit reports, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by or agreed to by or on behalf of the Company relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired, and (ii) all federal, state, local and foreign income or franchise Tax Returns for the Company for all periods for which the statute of limitations has not run.

(p) The Company has not made any payments, is not obligated to make any payment, and is not a party to any agreement, contract, arrangement or plan that under any circumstances could obligate it to make any payment that will not be deductible under Section 280G of the Code, or that would be subject to an excise Tax under Section 4999 of the Code.

(q) The Company has not engaged in a “listed transaction” within the meaning of Treas. Reg. §1.6011-4T(b).

(r) The Company is not and has never been a passive foreign investment company within the meaning of Sections 1291 through 1297 of the Code. No foreign subsidiary of the Company owned directly or indirectly is, or at any time has been, a passive foreign investment company within the meaning of Sections 1291 through 1297 of the Code, neither the Company nor any of its subsidiaries is a shareholder, directly or indirectly, in a passive foreign investment company, no foreign subsidiary of the Company is a foreign personal holding company within the meaning of Section 552 of the Code, and no foreign subsidiary of the Company that is not a United States person (x) is, or at any time has been, engaged in the conduct of a trade or business within the United States or treated as or considered to be so engaged or (y) has, or at any time has had, an investment in “United States property” within the meaning of Section 956(c) of the Code; neither the Company nor any of its subsidiaries is, or at any time has been, subject to (A) the dual consolidated loss provisions of the Section 1503(d) of the Code, (B) the overall foreign loss provisions of Section 904(f) of the Code or (iii) the re-characterization provisions of Section 952(c)(2) of the Code.

(s) The Company has not participated in or cooperated with an international boycott within the meaning of Section 999 of the Code. The Company has proper receipts (which will be delivered to First Acquisition Corp. and/or Second Acquisition Corp. at the Closing), within the meaning of Treasury Regulation Section 1.905-2 for any foreign Tax that has been claimed as a foreign tax credit for United States federal income tax purposes.

(t) The Company is not a party to any gain recognition agreement under Section 367 of the Code.

(u) Schedule 3.9(u) attached hereto sets forth each jurisdiction in which the Company files, or is required to file or has been required to file a Tax Return or is or has been liable for Taxes on a “nexus” basis.

(v) The Company has not taken (and will not take) any action or failed to take any action that would cause the Mergers to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

(w) The Company has no net operating losses or other tax attributes presently subject to limitation under Section 382, 383 or 384 of the Code, or the Regulations under Section 1502 of the Code.

(x) The Shareholders have timely reported or will timely report their distributive share of the Company’s income, gain, loss, deduction and other tax items on his, her or its Tax Returns and paid all taxes due with respect to all income, gain, loss, deduction and other tax items of the Company for periods ending on or before December 31, 2004 and will do so with respect to all income, gain, loss, deduction and other tax items of the Company for the period ending on the Closing Date.

(y) The Company is not and has never been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

3.10. Title to Properties and Related Matters.

(a) The Company has good and marketable title to all personal property, tangible or intangible, which the Company purports to own, including the properties reflected on the Balance Sheet or acquired after the date thereof (other than properties and assets sold or otherwise disposed of in the ordinary course of business and consistent with past practice since December 31, 2004, free and clear of any claims, liens, pledges, security interests or encumbrances of any kind whatsoever (other than (i) purchase money security interests and common law vendor’s liens, in each case for goods purchased on open account in the ordinary course of business and having a fair market value of less than $20,000 in each individual case), (ii) liens for Taxes not yet due and payable and (iii) such imperfections of title and encumbrances, if any, that are not material in character, amount or extent and that do not materially detract from the value, or materially interfere with the use of, the property subject thereto or affected thereby. Collectively, such property, the Company Intellectual Property disclosed on Schedule 3.11 and property leased by the Company and set forth on Schedule 3.10(d) constitute all property, tangible or intangible, necessary to conduct the business of the Company as presently conducted.

(b) The Company does not own any real property or any interest in real property except for the Company’s leasehold interests in real property as set forth on Schedule 3.10(d).

(c) Schedule 3.10(c) hereto sets forth a list, which is correct and complete in all material respects, of all equipment, machinery, instruments, vehicles, furniture, fixtures and other items of personal property currently owned or leased by the Company with a book value as of December 31, 2004, in each case of $20,000 or more. Except as set forth on Schedule 3.10(c) hereto, all such personal property is in suitable operating condition (ordinary and reasonable wear and tear excepted) and is physically located in or about one of the places of business of the Company and is owned by the Company or is leased by the Company under one of the leases set forth in Schedule 3.10(d) hereto. None of such personal property is subject to any agreement or commitment for its use by any person other than the Company. The maintenance and operation of such personal property has been in conformance with all applicable material laws and regulations. There are no assets leased by the Company or used in the operation of the Company that are owned, directly or indirectly, by any Related Person. For the purposes hereof, “Related Person” shall mean any of the following (i) the Shareholders, officers or directors of the Company or any affiliates of any of them; (ii) the spouses and children of any of the Shareholders (collectively, “Near Relatives”); (iii) any trust for the benefit of any of the Shareholders or any of their respective Near Relatives; or (iv) any corporation, partnership, joint venture or other entity or enterprise owned or controlled by the Shareholders or by any of their respective Near Relatives.

(d) Schedule 3.10(d) sets forth a complete and correct list of all real property and personal property leases to which the Company is a party. The Company has previously delivered to the Parent complete and correct copies of each lease (and any amendments or supplements thereto) listed in Schedule 3.10(d) hereto. Except as set forth on Schedule 3.10(d) hereto, (i) each such lease is valid and binding, and in full force and effect; except to the extent that applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights may affect such validity or enforceability, (ii) neither the Company nor to the knowledge of the Company any other party is in default under any such lease, and no event has occurred which constitutes, or with the lapse of time or the giving of notice or both would constitute, a default by the Company or to the knowledge of the Company a default by any other party under such lease; (iii) to the knowledge of the Company, there are no disputes or disagreements between the Company and any other party with respect to any such lease; and (iv) except as set forth on Schedule 3.10(d), there is no requirement under any such lease that the Company either obtain the lessor’s consent to, or notify the lessor of, the consummation of the transactions contemplated by this Agreement.

3.11. Intellectual Property; Proprietary Rights; Employee Restrictions. For the purposes of this Agreement, the following terms have the following definitions:

“Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, computer programs and other computer software, user interfaces, processes and formulae, source code, object code, algorithms, architecture, structure, display screens, layouts, development tools, instructions, templates and marketing materials, designs and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations, intent-to-use applications and other registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all domain names; (viii) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (ix) any similar or equivalent rights to any of the foregoing anywhere in the world. Intellectual Property shall not include software that is generally available such as Microsoft Word and the like.

“Company Intellectual Property” shall mean any Intellectual Property that is owned by, or exclusively licensed to, the Company.

(a) Set forth on Schedule 3.11(a) hereto is a list of all Company Intellectual Property or other Intellectual Property required to operate the Company’s business as currently conducted. True and correct copies of all licenses, assignments and releases relating to such Intellectual Property have been provided to Parent prior to the date hereof, all of which are valid and binding agreements of the Company and to the knowledge of the Company the other parties thereto, enforceable in accordance with their terms. Except as set forth on Schedule 3.11(a), the Company owns and has good and exclusive right, title and interest to, or (x) has exclusive license to, each item of Company Intellectual Property and (y) has non-exclusive license to other Intellectual Property required to operate the Company’s business as currently conducted, free and clear of any lien or encumbrance; and all such Intellectual Property rights are in full force and effect. Except as set forth on Schedule 3.11(a), the Company is the exclusive owner of all trademarks and trade names used in connection with the operation of the Company’s business as currently conducted, including the sale of any products or the provision of any services by Company. Except as set forth on Schedule 3.11(a), the Company owns exclusively, and has good title to, all copyrighted works that are Company products or which Company otherwise expressly purports to own. No university, government agency (whether federal or state) or other organization has sponsored research and development conducted by the Company or has any claim of right to or ownership of or other encumbrance upon the Intellectual Property rights of the Company.

(b) No Company Intellectual Property or product or service of the Company is subject to any proceeding or outstanding decree, order, judgment, contract, license, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Company or which may affect the validity, use or enforceability of such Company Intellectual Property.

(c) All patents, patent applications, trademarks, service marks, copyrights, mask work rights and domain names of the Company have been duly registered and/or filed with or issued by each appropriate governmental entity in the jurisdictions indicated on Schedule 3.11(c) hereto, all necessary affidavits of continuing use have been filed, and all necessary maintenance fees have been paid to continue all such rights in effect.

(d) To the extent that any Intellectual Property (including without limitation software, hardware, copyrightable works and the like) has been developed, created, modified or improved by a third party for the Company, the Company has a written agreement with such third party that assigns to the Company exclusive ownership of such Intellectual Property, each of which is a valid and binding agreement of the Company and to the knowledge of the Company the other parties thereto, enforceable in accordance with its terms. The Company has the right to use all trade secrets, data, customer lists, log files, hardware designs, programming processes, software and other information required for or incident to its products or business (including, without limitation, the operation of their respective Web sites) as presently conducted, is not in breach of any obligations with respect thereto and has received no notice that any of such software or other information that is provided to the Company by third parties will not continue to be provided to the Company on the same terms and conditions as currently exist.

(e) Except as set forth on Schedule 3.11(e), the Company has not transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was Company Intellectual Property to any third party.

(f) The operation of the business of Company as such business currently is conducted, including Company’s design, development, manufacture, marketing and sale of the products or services of the Company has not and does not, and with respect to products currently under development to the Company’s knowledge will not, infringe or misappropriate the Intellectual Property of any third party or, to its knowledge, constitute unfair competition or trade practices under the laws of any jurisdiction.

(g) The Company has not received any notice or other claim from any third party that the operation of the business of the Company or any act, product or service of the Company infringes, may infringe or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

(h) To the knowledge of the Company, no person has infringed or is infringing or misappropriating any Company Intellectual Property or other Intellectual Property rights in any of its products, technology or services, or has or is violating the confidentiality of any of its proprietary information.

(i) The Company has taken reasonable steps to protect the Company’s rights in the Company’s proprietary and/or confidential information and trade secrets or any trade secrets or confidential information of third parties provided to the Company, and, without limiting the foregoing, the Company has enforced a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to Parent, and except as set forth on Schedule 3.11(i), all current and former employees and contractors of Company have executed such an agreement. To the knowledge of the Company, all trade secrets and other confidential information of the Company are not part of the public domain nor, have they been misappropriated by any person having an obligation to maintain such trade secrets or other confidential information in confidence for the Company. To the knowledge of the Company, no employee or consultant of the Company has used any trade secrets or other confidential information of any other person in the course of their work for the Company nor is the Company making unlawful use of any confidential information or trade secrets of any past or present employees of the Company.

Except as set forth on Schedule 3.11(i), all Intellectual Property rights purported to be owned by the Company which were developed, worked on or otherwise held by any employee, officer or consultant are owned free and clear by the Company by operation of law or have been validly assigned to the Company and such assignments have been provided to Parent and are valid binding agreements of the Company and to the knowledge of the Company the other parties thereto, enforceable in accordance with their terms. All of the rights of the Company and the Shareholders, as the case may be, in any of the Company Intellectual Property which is used or is useful in the Company’s business, have been validly assigned, transferred and/or conveyed to the First Acquisition Corp. and Second Acquisition Corp. as part of the transactions contemplated hereunder and neither the Company and the Shareholders, as the case may be, has retained any rights with respect thereto. Except as set forth on Schedule 3.11(i), neither the Company, the Shareholders, nor, to the knowledge of the Company, any of the employees of the Company, have any agreements or arrangements with current or former employers relating to (i) confidential information or trade secrets of such employers, or (ii) the assignment of rights to any inventions, know-how or intellectual property of any kind nor are any such persons bound by any consulting agreements relating to confidential information or trade secrets of another entity that are being violated by such persons. The activities of the employees and consultants of the Company on behalf of the Company do not to the Company’s knowledge violate in any material respects any agreements or arrangements known to the Company which any such employees or consultants have with former employers or any other entity to whom such employees or consultants may have rendered consulting services.

(j) All information and content of the World Wide Web sites of the Company (other than information provided by users, customers and advertisers) is accurate and complete in all material respects.

3.12. Contracts.

(a) Except as set forth on Schedules 3.12(a)-(d) hereto and for the Company’s standard forms of agreements with (i) publishers/partners and (ii) advertisers (the “Standard Agreements”), the Company is not a party to, or subject to:

(i) any contract, arrangement or understanding, or series of related contracts, arrangements or understandings, which involves annual expenditures or receipts by the Company of more than $20,000;

(ii) any note, indenture, credit facility, mortgage, security agreement or other contract, arrangement or understanding relating to or evidencing indebtedness for money borrowed or a security interest or mortgage in the assets of the Company;

(iii) any guaranty issued by the Company;

(iv) any contract, arrangement or understanding relating to the acquisition, issuance or transfer of any securities, including, without limitation, convertible securities;

(v) any contract, arrangement or understanding relating to the acquisition, transfer, distribution, use, development, sharing or license of any technology or Company Intellectual Property, other than licenses granted in the ordinary course of business with a term of less than one (1) year;

(vi) any contract, arrangement or understanding granting to any person the right to use any property or property right of the Company other than licenses granted in the ordinary course of business with a term of less than one (1) year;

(vii) any contract, arrangement or understanding restricting the right of the Company to (A) engage in any business activity or compete with any business, or (B) develop or distribute any technology;

(viii) any contract, arrangement or understanding relating to the employment of, or the performance of services of, any employee, consultant or independent contractor and pursuant to which the Company is required to pay more than $20,000 per month;

(ix) any contract, arrangement or understanding with a Related Person; or

(x) any outstanding offer, commitment or obligation to enter into any contract or arrangement of the nature described in subsections (i) through (ix) of this subsection 3.12(a).

(b) The Company has previously provided to the Parent complete and correct copies (or, in the case of oral contracts, a complete and correct description) of any contract (and any amendments or supplements thereto) listed on Schedule 3.12(a) hereto and the Standard Agreements. Except as set forth on Schedule 3.12(b) hereto and the Standard Agreements, (i) each contract listed in Schedule 3.12(a) hereto and the Standard Agreements is in full force and effect; (ii) neither the Company nor to the knowledge of the Company any other party is in default under any contract listed in Schedule 3.12(a) hereto and the Standard Agreements, and no event has occurred which constitutes, or with the lapse of time or the giving of notice or both would constitute, a default by the Company or to the knowledge of the Company a default by any other party under such contract; (iii) to the knowledge of the Company, there are no disputes or disagreements between the Company and any other party with respect to any contract listed in Schedule 3.12(a) hereto and the Standard Agreements; and (iv) each other party to each such material contract has consented or been given notice (or prior to the Closing shall have consented or been given notice), where such consent or the giving of such notice is necessary in order for such contract to remain in full force and effect following the consummation of the transactions contemplated by this Agreement without modification in the rights or obligations of the Company thereunder.

(c) Except as set forth on Schedule 3.12(c) hereto, the Company has not issued any warranty or any agreement or commitment to indemnify any person other than in the ordinary course of business.

(d) Each of the contracts set forth on Schedules 3.12(a)-(d) hereto and the Standard Agreements, is and always has been in compliance with all applicable laws, including any and all laws applicable to the Internet or the Company’s business, or any other law, statute, ordinance, code, rule, regulation, judgment, order, injunction, writ or decree of any federal, state, local or foreign court or governmental or regulatory body, agency or authority having, asserting or claiming jurisdiction over it or over any part of its business, operations, properties or assets, except for any violation that would not have a Company Material Adverse Effect.

(e) Complete and correct copies of the Company’s standard forms of publisher/partner and advertiser agreements entered into by the Company with each of the publishers/partners and advertisers, respectively, are set forth on Schedule 3.12(a) hereto.

3.13. Employees; Employee Benefits.

(a) Schedule 3.13(a) hereto sets forth the names of all current employees of the Company (the “Employees”) and such Employee’s job title, the location of employment of such Employee, such Employee’s current salary (including any amounts due but not yet paid to such Employee), the amount of any bonuses, commissions or other compensation (i) paid since December 31, 2004 to such Employee and (ii) potentially earned but not yet paid or potentially due to such Employee following the Closing, the date of employment of such Employee and the accrued vacation time of such Employee. Schedule 3.13(a) hereto sets forth a true and correct statement of the liability, if any, of the Company for accrued but unused sick pay. Any salary, commissions, quarterly bonuses, accrued sick pay, accrued vacation pay and any other amounts due to Employees by the Company for the period ending June 30, 2005 have been paid by the Company or are properly reflected as a liability of the Company in the Balance Sheet. There are no outstanding loans from the Company to any officer, director, employee, agent or consultant of the Company, or to any other Related Person. Schedule 3.13(a) hereto sets forth a complete and correct description of all severance policies of the Company. Complete and correct copies of all written agreements (or, in the case of oral agreements, a complete and correct description) with Employees and all employment policies, and all amendments and supplements thereto, have previously been delivered to the Parent, and a list of all such agreements and policies is set forth on Schedule 3.13(a). To the knowledge of the Company, no Employee has indicated a desire to terminate his or her employment, or has any intention to terminate his or her employment upon a sale of, or business combination relating to, the Company or in connection with the transactions contemplated by this Agreement. Since December 31, 2004, the Company has not (i) increased the salary or other compensation payable or to become payable to or for the benefit of any of the Employees other than in the ordinary course of business, (ii) increased the term or tenure of employment for any Employee, except in the ordinary course of business, (iii) increased the amounts payable to any of the Employees upon the termination of any such person’s employment or (iv) adopted, increased, augmented or improved benefits granted to or for the benefit of any of the Employees under any Benefit Plan.

(b) The Company has complied in all material respects with Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, the Fair Labor Standards Act, as amended, the Immigration Reform and Control Act of 1986, the American with Disabilities Act, and all comparable state laws, and all applicable laws, rules and regulations governing payment of minimum wages and overtime rates, the withholding and payment of taxes from compensation, discriminatory practices with respect to employment and discharge, or otherwise relating to the conduct of employers with respect to Employees or potential employees, and there have been no claims made or, to the knowledge of the Company, threatened thereunder against the Company arising out of, relating to or alleging any violation of any of the foregoing. There are no material controversies, strikes, work stoppages, picketing or disputes pending or, to the knowledge of the Company, threatened between the Company and any of the Employees or former employees; no labor union or other collective bargaining unit represents or has ever represented any of the Employees, including any “leased employees” (within the meaning of Section 414(n) of the Code); no organizational effort by any labor union or other collective bargaining unit currently is under way or, to the knowledge of the Company, threatened with respect to any Employees; and the consent of no labor union or other collective bargaining unit is required to consummate the transactions contemplated by this Agreement.

(c) Schedule 3.13(c) hereto sets forth a list of each defined benefit and defined contribution plan, stock ownership plan, employment or consulting agreement, executive compensation plan, bonus plan, incentive compensation plan or arrangement, deferred compensation agreement or arrangement, agreement with respect to temporary employees or “leased employees” (within the meaning of Section 414(n) of the Code), vacation pay, sickness, disability or death benefit plan (whether provided through insurance, on a funded or unfunded basis or otherwise), employee stock option, stock appreciation rights or stock purchase plan, severance pay plan, cafeteria plan, arrangement or practice, employee relations policy, practice or arrangement, and each other employee benefit plan, program or arrangement, including, without limitation, each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which has been maintained by the Company for the benefit of or relating to any of the Employees or to any former employees or their dependents, survivors or beneficiaries, whether or not legally binding, whether written or oral or whether express or implied, or for which the Company or any entity that would be deemed a “single employer” with the Company under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA has any liability or contingent liability, all of which are hereinafter referred to as the “Benefit Plans.”

(d) Each Benefit Plan which is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) or other form of retirement plan intended to meet the requirements of Section 401(a) of the Code meets such requirements; the trust, if any, forming part of such plan is exempt from U.S. federal income tax under Section 501(a) of the Code; a favorable determination letter has been issued by the Internal Revenue Service (the “IRS”) with respect to each plan and trust and each amendment thereto (except with respect to amendments to which the remedial amendment period for adopting such plan amendments has not yet expired); and nothing has occurred since the date of such determination letter that would adversely affect the qualification of such plan. Each Benefit Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) either has timely filed all reports required under Section 104(a) of ERISA or was exempt from such annual reporting requirements. No Benefit Plan is a “voluntary employees beneficiary association” (within the meaning of section 501(c)(9) of the Code) and there have been no other “welfare benefit funds” (within the meaning of Section 419 of the Code) relating to Employees or former employees. No event or condition exists with respect to any Benefit Plan that could subject the Company to any material Tax under Section 4980B of the Code, or other applicable law. With respect to each Benefit Plan, the Company has each heretofore delivered to the Parent complete and correct copies of the following documents, where applicable and to the extent available: (i) the most recent annual report (Form 5500 series), together with schedules, as required, filed with the IRS, and any financial statements and opinion required by Section 103(a)(3) of ERISA, (ii) the most recent determination letter issued by the IRS, (iii) the most recent summary plan description and all modifications, as well as all other descriptions distributed to Employees or set forth in any manuals or other documents, (iv) the text of the Benefit Plan and of any trust, insurance or annuity contracts maintained in connection therewith and (v) the most recent actuarial report, if any, relating to the Benefit Plan. None of the Benefit Plans is subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code; and none of the Benefit Plans of the Company is, or has been, the subject of any investigation, audit or action by the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation as to which the Company has received written notice.

(e) No Benefit Plan provides benefits, including, without limitation, death, medical or severance benefits, with respect to current or former employees or directors (or their beneficiaries) beyond their retirement or other termination of service other than (i) coverage for benefits mandated by applicable law, (ii) deferred compensation benefits properly accrued as liabilities on the Financial Statements, or (iii) benefits the full cost of which is borne by the current or former employee or director or his beneficiaries.

(f) There is no agreement, plan or arrangement covering any employee or independent contractor or former employee or independent contractor of the Company that considered individually or considered collectively with any other such agreement, plan or arrangement, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount as a result of the transactions contemplated by the Agreement that would not be deductible pursuant to Section 280G of the Code or that would be subject to an excise tax under Section 4999 of the Code.

3.14. Compliance with Applicable Law. The Company is not in violation in any respect of any applicable safety, health or environmental law, any law applicable to the internet or the Company’s business, or any other law, statute, ordinance, code, rule, regulation, judgment, order, injunction, writ or decree of any federal, state, local or foreign court or governmental or regulatory body, agency or authority having, asserting or claiming jurisdiction over it or over any part of its business, operations, properties or assets, except for any violation that would not have a Company Material Adverse Effect. The Company has not received any notice alleging any such violation, nor to the knowledge of the Company, is there any inquiry, investigation or proceeding relating thereto.

3.15. Ability to Conduct Business. There is no agreement binding upon the Company, nor any judgment, order, writ, injunction or decree of any court or governmental or regulatory body, agency or authority applicable to the Company or to which the Company is a party or by which it or any of its properties or assets is bound, that will prevent the use by the Surviving Corporation., after the Effective Time, of the properties and assets owned by, the business conducted by or the services rendered by the Company on the date hereof, in each case on substantially the same basis as the same are used, owned, conducted or rendered on the date hereof. The Company has in force, and is in compliance with, in all material respects, all governmental permits, licenses, exemptions, consents, authorizations and approvals used in or required for the conduct of its business as presently conducted, all of which shall continue in full force and effect, without requirement of any filing or the giving of any notice and without modification thereof, following the consummation of the transactions contemplated hereby. The Company has not received any written notice of, and to the knowledge of the Company, there are no inquiries, proceedings or investigations relating to or which could result in the revocation or modification of any such permit, license, exemption, consent, authorization or approval.

3.16. Major Advertisers and Publishers/Partners. Schedule 3.16 hereto sets forth a complete and correct list of the fifty (50) largest advertisers and publishers/partners of the Company in terms of revenue recognized in respect of such advertisers and publishers/partners during the twelve (12) months ended December 31, 2004 and the six (6) months ended June 30, 2005 and, showing the amount of revenue recognized for each such advertiser and publisher/partner, as the case may be, during such period. To the knowledge of the Company, except as set forth on Schedule 3.16 hereto, the Company has not received written notice from any of the advertisers or publishers/partners listed in Schedule 3.16 hereto terminating, amending or reducing in any material respect, or setting forth an intention to terminate, amend or reduce in the future, or otherwise reflecting a material adverse change in, the business relationship between such partner and the Company.

3.17. Accounts Receivable. All accounts receivable of the Company reflected on the Balance Sheet (i) arose from bona fide transactions in the ordinary course of business and consistent with past practice, and (ii) except as set forth on Schedule 3.12(a)(ii) hereto, are owned by the Company free and clear of any security interest, lien, encumbrance, or claims, and (iii) are accurately and fairly reflected on the Balance Sheet, or, with respect to accounts receivable of the Company created after June 30, 2005, are accurately and fairly reflected in the books and records of the Company. The reserves for bad debts reflected on the Balance Sheet were calculated in accordance with GAAP consistent with past practice and the Company reasonably believes such reserves are adequate. The Company reasonably believes that all such accounts receivable are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserves for bad debts reflected on the Balance Sheet, and since June 30, 2005, there have not been any write-offs as uncollectible of any accounts receivable of the Company. Schedule 3.17 attached hereto sets forth a schedule of the Company’s accounts receivable as of June 30, 2005.

3.18. Insurance. Schedule 3.18 hereto sets forth a true and complete list of all insurance policies carried by the Company with respect to its business, together with, in respect of each such policy, the name of the insurer, the number of the policy, the annual policy premium payable therefor, the limits of coverage, the deductible amount (if any), the expiration date thereof and each pending claim thereunder. Except as set forth on Schedule 3.18 hereto, all such policies are in full force and effect and such policies, or other policies covering the same risks, have been in full force and effect, without gaps, continuously for the past two (2) years. All premiums due thereon have been paid in a timely manner. Complete and correct copies of all current insurance policies of the Company have been made available to Parent for inspection. The Company is not in default under any of such policies, and the Company has not failed to give any notice or to present any claim under any such policy in a due and timely fashion. The Company has not received written notice that an insurer intends to reduce coverage or increase premiums on existing policies (other than in the ordinary course or for renewals). There is no claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policy.

3.19. Bank Accounts; Powers of Attorney. Schedule 3.19 hereto sets forth a complete and correct list showing:

(a) all bank accounts of the Company, together with, with respect to each such account, the account number, the names of all signatories thereof, the authorized powers of each such signatory and the approximate balance thereof on the date of this Agreement; and

(b) the names of all persons holding powers of attorney from the Company and a summary statement of the terms thereof.

3.20. Minute Books, etc. The minute books, stock records and other corporate records of the Company are complete and correct in all respects, and copies thereof have been delivered by the Company to the Parent. The minute books of the Company contain accurate and complete records of all meetings or written consents to action of the Board of Directors and Shareholders of the Company and accurately reflect all corporate actions of the Company passed upon by the Board of Directors and Shareholders of the Company.

3.21. Related Person Indebtedness and Contracts. Schedule 3.21 hereto sets forth a complete and correct summary of all loans, guarantees, contracts, commitments, arrangements and understandings not described elsewhere in this Agreement between or involving the Company and any Related Persons. Except as set forth on Schedule 3.21 hereto, all amounts contributed by the Related Persons to the Company, as the case may be, have been treated as contributions to equity of the Company and have not been treated as, nor do they constitute, indebtedness of the Company to the Related Persons.

3.22. Brokers; Payments. Except for RBC with respect to the RBC Fee which shall be paid as provided in Section 2.8, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or the Shareholders. The Company has suspended or terminated, and has the legal right to terminate or suspend, all negotiations and discussions of

Acquisition Transactions (as defined in Section 6.3) with parties other than Parent. No valid claim exists against the Company or, based on any action by the Company, against the Surviving Corporation or the Parent for payment of any “topping,” “break-up” or “bust-up” fee or any similar compensation or payment arrangement as a result of the transactions contemplated hereby.

3.23. State Takeover Statutes. The Board of Directors of the Company has (i) determined that the Merger is fair and in the best interest of the Company and its Shareholders, (ii) approved and adopted the Merger and this Agreement and the other transactions contemplated by this Agreement, and (iii) directed that this Agreement and the Merger be submitted to the Shareholders for their approval and resolved to recommend that the Shareholders vote in favor of this Agreement and the Merger, and such approval is sufficient to render inapplicable to the Merger and this Agreement and the other transactions contemplated by this Agreement, any state takeover statute or similar law that would otherwise be applicable to the Merger and this Agreement and the other transactions contemplated by this Agreement.

3.24. Disclosure. The Company has not failed to disclose to Parent any fact that is reasonably likely to have a Company Material Adverse Effect or impede or impair the ability of the Company to perform its obligations under this Agreement in any material respect. No representation or warranty by the Company or the Shareholders contained in this Agreement and no statement contained, when considered together as a whole, in any of the Company Disclosure Schedules, and the certificates and other documents or instruments delivered or to be delivered pursuant to this Agreement by or on behalf of the Company and/or the Shareholders contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

3.25. Voting Requirements. The affirmative vote of two-thirds of the outstanding shares of Company Common Stock is necessary to adopt this Agreement (the “Shareholder Approval”). The record date established in accordance with the NYBC and the Certificate of Incorporation and the By-laws of the Company for purposes of determining the Shareholders entitled to vote with respect to the Shareholder Approval is the “Record Date.” The Company has delivered to each Shareholder listed in Schedule 3.4(a) a copy of the Letter of Transmittal attached as Exhibit B attached hereto.

3.26. Information Supplied. None of the information supplied or to be supplied by the Company and the Shareholders specifically for and delivered or to be delivered in connection with the Shareholder Approval contained any untrue statement of a material fact or omitted to state any material fact as of the date such information was given to the Shareholders required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were or are made, taken as a whole, not misleading; provided, however, the foregoing shall not relate to any information with respect to Parent’s SEC Filings (as hereinafter defined) as referenced in the Letters of Transmittal or any other information provided by Parent to the Company or Shareholders.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SHAREHOLDERS

4.1. Authorization; etc. Each of the Shareholders severally represents and warrants to the Parent, First Acquisition Corp. and Second Acquisition Corp. as follows:

(a) Each of the Shareholders is the sole and exclusive record and beneficial owner of the Common Stock set forth opposite his or her name in Schedule 3.4 hereto, free and clear of any claims, liens, pledges, options, rights of first refusal or other encumbrances or restrictions of any nature whatsoever (other than restrictions on transfer imposed under applicable securities laws), and there are no agreements, arrangements or understandings to which such Shareholder is a party (other than this Agreement) involving the purchase, sale or other acquisition or disposition of the Common Stock owned by such Shareholder;

(b) Each of the Shareholders shall (A) simultaneously with such Shareholder’s execution and delivery of this Agreement, execute and deliver to Parent an irrevocable proxy or written consent in which such Shareholder voted all Common Stock owned by such Shareholder in favor of the Mergers and the adoption of this Agreement by the Company, and (B) at the Effective Time, deliver or cause to be delivered to the Parent certificates representing all Common Stock owned by such Shareholder, each such certificate to be duly endorsed for transfer and free and clear of any claims, liens, pledges, options, rights of first refusal or other encumbrances or restrictions of any nature whatsoever (other than restrictions imposed under applicable securities laws);

(c) Such Shareholder has all necessary legal capacity, right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and this Agreement constitutes a valid and binding obligation of such Shareholder enforceable in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors, rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in law or in equity;

(d) The execution and delivery of this Agreement by each such Shareholder and the consummation of the transactions contemplated hereby will not (A) violate or conflict with any provision of any partnership agreement, operating agreement or other constitutional documents of each such Shareholder that is constituted as a general or limited partnership or limited liability company, (B) breach, violate or constitute an event of default (or an event which with the lapse of time or the giving of notice or both would constitute an event of default) under, give rise to any right of termination, cancellation, modification or acceleration under or require any consent or the giving of any notice under, any note, bond, indenture, mortgage, security agreement, lease, license, franchise, permit, agreement or other instrument or obligation to which such Shareholder is a party, or result in the creation of any lien, claim or encumbrance or other right of any third party of any kind whatsoever upon the properties or assets of such Shareholder pursuant to the terms of any such instrument or obligation, which breach, violation or event of default would have a material adverse effect on such Shareholder’s ability to perform such Shareholder’s obligations hereunder, or (C) violate or conflict with any law, statute, ordinance, code, rule, regulation, judgment, order, writ, injunction, decree or other instrument of any court or governmental or regulatory body, agency or authority applicable to such Shareholder or by which Common Stock held by such Shareholder may be bound.

(e) Each such Shareholder has not taken (and will not take) any action or failed to take any action that would cause the Mergers to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

(f) Effective upon the Closing, each such Shareholder voluntarily releases and discharges Parent, First Acquisition Corp. and Second Acquisition Corp., their respective affiliates, subsidiaries, predecessors, successors and assigns, and each of them, and the current and former officers, directors, stockholders, employees, and agents of each of the foregoing (any and all of which are referred to as the “Parent Releasees”), from all charges, complaints, claims, promises, agreements, causes of action, damages, and debts of any nature whatsoever, known or unknown, which such Shareholder has, claims to have, ever had, or ever claimed to have had against the Company, Parent, First Acquisition Corp., Second Acquisition Corp. or any other Parent Releasees, whether arising under federal or state law and whether as a Shareholder or employee of the Company or in any other capacity; provided, however, such release shall not apply to any breach of this Agreement by any Parent Releasees or to any matter that arises after the Closing Date.

4.2. Parent Common Stock. Each of the Shareholders severally represents and warrants to the Parent, First Acquisition Corp. and Second Acquisition Corp. as follows:

(a) Each of the Shareholders understands that the shares of Parent Common Stock to be issued to such Shareholder in connection with the Step One Merger will not have been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities law by reason of specific exemptions under the provisions thereof which depend in part upon the other representations and warranties made by the Shareholders in this Agreement. Such Shareholder understands that the Parent is relying, in part, upon such Shareholder’s representation and warranties contained in this Section 4.2 for the purpose of determining whether this transaction meets the requirements for such exemptions.

(b) Each of the Shareholders has such knowledge, skill and experience in business, financial and investment matters so that such Shareholder is capable of evaluating the merits and risks of an investment in the Parent Common Stock pursuant to the transactions contemplated by this Agreement or to the extent that such Shareholder has deemed it appropriate to do so, such Shareholder has relied upon appropriate professional advice regarding the tax, legal and financial merits and consequences of an investment in Parent Common Stock pursuant to the transactions contemplated by this Agreement.

(c) Each of the Shareholders has made, either alone or together with such Shareholder’s advisors, such independent investigation of the Parent, its management and related matters as such Shareholder deems to be, or such advisors have advised to be, necessary or advisable in connection with an investment in the Parent Common Stock through the transactions contemplated by this Agreement; and such Shareholder and such advisors have received all information and data that such Shareholder and such advisors believe to be necessary in order to reach an informed decision as to the advisability of an investment in the Parent Common Stock pursuant to the transactions contemplated by this Agreement.

(d) Each of the Shareholders has reviewed such Shareholder’s financial condition and commitments, alone and together with such Shareholder’s advisors, and, based on such review, such Shareholder is satisfied that (A) the Shareholder has adequate means of providing for the Shareholder’s financial needs and possible contingencies and has assets or sources of income which, taken together, are more than sufficient so that he could bear the risk of loss of the Shareholder’s entire investment in the Parent Common Stock, (B) the Shareholder has no present or contemplated future need to dispose of all or any portion of the Parent Common Stock to satisfy any existing or contemplated undertaking, need or indebtedness, and (C) the Shareholder is capable of bearing the economic risk of an investment in the Parent Common Stock for the indefinite future. Such Shareholder shall furnish any additional information about the Shareholder reasonably requested by the Parent to assure the compliance of this transaction with applicable federal and state securities laws.

(e) Each of the Shareholders understands that the shares of the Parent Common Stock to be received by the Shareholders in the transactions contemplated hereby will be “restricted securities” under applicable federal securities laws and that the Securities Act and the rules of the SEC promulgated thereunder provide in substance that the Shareholders may dispose of such shares only pursuant to an effective registration statement under the Securities Act or an exemption from registration if available, including but not limited to Rule 144 promulgated under the Securities Act. Each of the Shareholders further understands that applicable state securities laws may impose additional constraints upon the sale of securities. As a consequence, each of the Shareholders understands that such Shareholders may have to bear the economic risk of an investment in the Parent Common Stock to be received by such Shareholders pursuant to the transactions contemplated hereby for an indefinite period of time.

(f) Except as provided in Article XII, each of the Shareholders is acquiring shares of the Parent Common Stock pursuant to the transactions contemplated hereby for investment only and not with a view to or intention of or in connection with any resale or distribution of such shares or any interest therein.

(g) The certificate(s) evidencing the shares of the Parent Common Stock to be issued pursuant to the transactions contemplated hereby shall bear the following legend:

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be sold or transferred in the absence of such registration or an exemption therefrom under the Securities Act of 1933, as amended, and applicable state securities laws.”

ARTICLE V

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PARENT,

FIRST ACQUISITION CORP. AND SECOND ACQUISITION CORP.

The Parent, First Acquisition Corp. and Second Acquisition Corp. represent and warrant to the Company and the Shareholders as set forth below, subject to the exceptions set forth in the disclosure schedules hereto (the “Parent Disclosure Schedules”), the section numbers and letters of which correspond to the section and subsection numbers and letters of this Agreement.

5.1. Corporate Organization. Each of Parent, First Acquisition Corp. and Second Acquisition Corp. is a corporation and/or limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent, First Acquisition Corp. and Second Acquisition Corp. has all requisite power and authority to own, operate and lease the properties and assets it now owns, operates and leases and to carry on business as presently conducted by it. Each of the Parent, First Acquisition Corp. and Second Acquisition Corp. is duly qualified to transact business as a foreign corporation and/or a limited liability company and is in good standing in the jurisdictions where such qualification is required by reason of the nature of the properties and assets currently owned, operated or leased by it or the business currently conducted by them, except for such jurisdictions where the failure to be so qualified would not have a Parent Material Adverse Effect (as defined below). Each of the Parent, First Acquisition Corp. and Second Acquisition Corp. has previously made available to the Company complete and correct copies of its Certificate of Incorporation and/or Certificate of Formation and all amendments thereto as of the date hereof (each such charter documents certified by the Secretary of State of Delaware as of a recent date) and its By-Laws and/or Limited Liability Company Operating Agreement (each such By-Laws and/or Limited Liability Company Operating Agreement certified by the Secretary of the Parent and First Acquisition Corp. and the Manager of Second Acquisition Corp. as of a recent date). Neither the Certificate of Incorporation or Certificate of Formation nor the By-Laws or Limited Liability Company Agreement of the Parent, First Acquisition Corp. or Second Acquisition Corp. has been amended since the respective dates of certification thereof, nor has any action been taken for the purpose of effecting any amendment of such instruments. The term “Parent Material Adverse Effect” means for purposes of this Agreement, any change, event or effect that is, or that is reasonably likely to be, materially adverse to the business, operation, assets, liabilities, financial condition or results of operations of the Parent and its subsidiaries (including First Acquisition Corp. and Second Acquisition Corp.), taken as a whole.

5.2. Authorization. Each of Parent, First Acquisition Corp. and Second Acquisition Corp. has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly approved by the Boards of Directors of the Parent and First Acquisition Corp. and the Manager of Second Acquisition Corp. and by the Parent as the sole stockholder of First Acquisition Corp. and sole member of Second Acquisition Corp., and no other corporate proceedings on the part of the Parent, First Acquisition Corp. or Second Acquisition Corp. are necessary to approve and authorize the execution and delivery of this Agreement or (subject to the filing of the Certificates of Merger pursuant to the DGCL and/or DLLCA and the NYBC) the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Parent, First Acquisition Corp. and Second Acquisition Corp. and constitutes the valid and binding agreement of the Parent, First Acquisition Corp. and Second Acquisition Corp., enforceable in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or in law).

5.3. Consents and Approvals; No Violations. Subject to (a) filing of the Certificates of Merger pursuant to DGCL and/or DLLCA and NYBC, and (b) compliance with applicable federal and state securities laws, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not: (i) violate or conflict with any provisions of the Certificate of Incorporation or Certificate of Formation, as the case may be, or By-Laws or Limited Liability Company Operating Agreement, as the case may be, of the Parent, First Acquisition Corp. or Second Acquisition Corp.; (ii) breach, violate or constitute an event of default (or an event which with the lapse of time or the giving of notice or both would constitute an event of default) under, give rise to any right of termination, cancellation, modification or acceleration under, or require any consent or the giving of any notice under, any note, bond, indenture, mortgage, security agreement, lease, license, franchise, permit, agreement or other instrument or obligation to which the Parent, First Acquisition Corp. and Second Acquisition Corp. are parties, or by which any of them or any of their respective properties or assets may be bound, or result in the creation of any lien, claim or encumbrance of any kind whatsoever upon the properties or assets of the Parent, First Acquisition Corp. and/or Second Acquisition Corp. pursuant to the terms of any such instrument or obligation, other than any breach, violation, default, termination, cancellation, modification or acceleration which would not have a Parent Material Adverse Effect; (iii) violate or conflict with any law, statute, ordinance, code, rule, regulation, judgment, order, writ, injunction or decree or other instrument of any federal, state, local or foreign court or governmental or regulatory body, agency, association, organization or authority applicable to the Parent, First Acquisition Corp. and/or Second Acquisition Corp. or by which any of their respective properties or assets may be bound, except for such violations or conflicts which would not have a Parent Material Adverse Effect; or (iv) require, on the part of the Parent, First Acquisition Corp. and/or Second Acquisition Corp., any filing or registration with, or permit, license, exemption, consent, authorization or approval of, or the giving of any notice to, any governmental or regulatory body, agency or authority other than any filing, registration, permit, license, exemption, consent, authorization, approval or notice which if not obtained or made would not have a Parent Material Adverse Effect or would impede or impair the ability of Parent, First Acquisition Corp. or Second Acquisition Corp. to perform its respective obligations under this Agreement in any material respect.

5.4. SEC Reports and Financial Statements. The Parent has heretofore delivered or made available to the Company complete and correct copies of all reports and other filings filed by the Parent with the SEC pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder (the “Acts”) since and including the effective date of the Form SB-2 Registration Statement with respect to the Parent’s initial public offering (such reports and other filings collectively referred to herein as the “SEC Filings”). The SEC Filings constitute all of the documents required to be filed by the Parent under the Securities Act and Exchange Act since such date. All documents that are required to be filed as exhibits to the SEC Filings have been so filed, and all contracts so filed as exhibits are in full force and effect, except those which are expired in accordance with their terms, and neither Parent nor any of its subsidiaries is in default thereunder. As of their respective dates, the SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements of the Parent included in the SEC Filings comply in all material respects with the published rules and regulations of the SEC with respect thereto, and such audited financial statements (i) were prepared from the books and records of the Parent, (ii) were prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes or schedules thereto) and (iii) present fairly the financial position of the Parent as at the dates thereof and the results of operations and cash flows for the periods then ended, subject to normal year-end adjustments and any other adjustments described therein or in the notes or schedules thereto. The unaudited financial statements included in the SEC Filings comply in all material respects with the published rules and regulations of the SEC with respect thereto and such unaudited financial statements (i) were prepared from the books and records of the Parent, (ii) were prepared in accordance with GAAP on a consistent basis (except as may be indicated therein or in the notes or schedules thereto) and (iii) present fairly the financial position of the Parent as at the dates thereof and the results of operations and cash flows for the periods then ended, subject to normal year-end adjustments and any other adjustments described therein or in the notes or schedules thereto. The foregoing representations and warranties in this Section 5.4 shall also be deemed to be made with respect to all filings made with the SEC on or before the Effective Time.

5.5. Legal Proceedings, etc. As of the date hereof, there is no action, suit, proceeding, claim or arbitration or, to Parent’s knowledge, investigation pending, that would have a Parent Material Adverse Effect, nor, to the knowledge of the Parent, is there a threatened action, suit, proceeding, claim, arbitration or investigation against Parent or any of its subsidiaries that would have a Parent Material Adverse Effect or that in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

5.6. Compliance with Applicable Law. Parent is not in violation in any respect of any applicable safety, health, environmental or any other law, statute, ordinance, code, rule, regulation, judgment, order, injunction, writ or decree of any federal, state, local or foreign court or governmental or regulatory body, agency or authority having, asserting or claiming jurisdiction over it or over any part of its business, operations, properties or assets, except for any violation that would not have a Parent Material Adverse Effect.

5.7. Brokers; Payments. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Parent, First Acquisition Corp. and/or Second Acquisition Corp.

5.8. Disclosure. Parent has not failed to disclose to the Company any fact that is reasonably likely to have a Parent Material Adverse Effect or impede or impair the ability of the Parent to perform its obligations under this Agreement in any material respect. No representation or warranty by Parent, First Acquisition Corp. or Second Acquisition Corp.

contained in this Agreement and no statement contained, when considered together as a whole, in any of the Parent Disclosure Schedules, and the certificates and other documents or instruments delivered or to be delivered pursuant to this Agreement by or on behalf of the Parent, First Acquisition Corp. and/or Second Acquisition Corp. contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

5.9. Validity of Shares. Assuming the accuracy of the representations and warranties contained in Article IV, the shares of Parent Common Stock to be issued in connection with the Merger will, when issued in accordance with this Agreement, be duly authorized, validly issued, fully paid and nonassessable, will not be subject to any preemptive or other statutory right of stockholders, will be issued in compliance with applicable U.S. Federal and state securities laws and will be free of any liens or encumbrances, except for the Company’s repurchase rights of the Restricted Equity Consideration pursuant to Section 7.9 below.

5.10. Section 338 and 368 Code Matters. Parent shall not make an election under Section 338 of the Code (and any corresponding election under state, local, and foreign Tax law) with respect to the Step One Merger. Parent has not taken (and will not take or permit First Acquisition Corp., Second Acquisition Corp. or any related parties as defined in the applicable treasury regulations to take) any action or failed to take any action that would cause the Mergers to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

ARTICLE VI

CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME

6.1. Conduct of Business of the Company. During the period commencing on the date hereof and continuing until the Effective Time, the Company agrees that the Company, except as otherwise expressly contemplated by this Agreement or agreed to in writing by the Parent:

(a) will carry on its business only in the ordinary course and consistent with past practice;

(b) will not declare or pay any dividend on or make any other distribution (however characterized) in respect of shares of its capital stock;

(c) will not, directly or indirectly, redeem or repurchase, or agree to redeem or repurchase, directly or indirectly, any shares of its capital stock;

(d) will not amend its Certificate of Incorporation;

(e) will not issue, or agree to issue, any shares of its capital stock, or any options, warrants or other rights to acquire shares of its capital stock, or any securities convertible into or exchangeable for shares of its capital stock, except for the issuance of shares of Company Common Stock upon exercise of outstanding options in connection with the Closing;

(f) will not combine, split or otherwise reclassify any shares of its capital stock;

(g) will not form any subsidiaries;

(h) will use its commercially reasonable best efforts to preserve intact its present business organization, keep available the services of its officers and key employees and preserve its relationships with clients and others having business dealings with it to the end that its goodwill and ongoing business shall not be materially impaired at the Effective Time;

(i) will not (i) make any capital expenditures individually or in the aggregate in excess of $20,000, (ii) enter into any license, distribution, OEM, reseller, joint venture or other similar agreement other than in the ordinary course, (iii) enter into or terminate any lease of, or purchase or sell, any real property, (iv) enter into any leases of personal property involving individually or in the aggregate in excess of $20,000 annually, (v) incur or guarantee any additional indebtedness for borrowed money other than in the ordinary course, (vi) create or permit to become effective any security interest, mortgage, lien, charge or other encumbrance on any of its properties or assets, or (vii) enter into any agreement to do any of the foregoing;

(j) will not adopt or amend any Benefit Plan for the benefit of Employees, or increase the salary or other compensation (including, without limitation, bonuses or severance compensation) payable or to become payable to its Employees, beneficiaries or any other person or accelerate, amend or change the period of exercisability or the vesting schedule of options or restricted stock granted under any stock option plan or agreements or enter into any agreement to do any of the foregoing, except as specifically required or permitted by the terms of such plans or agreements;

(k) will not accelerate receivables or delay payables;

(l) will promptly advise the Parent of the commencement of, or threat of (to the extent that such commencement of, or threat comes to the knowledge of the Company) any claim, action, suit, proceeding or investigation against, relating to or involving the Company or any of its respective officers, employees, agents or consultants in connection with their businesses or the transactions contemplated hereby;

(m) will use its commercially reasonable efforts to maintain in full force and effect all insurance policies maintained by the Company on the date hereof;

(n) will not enter into any agreement to dissolve, merge, consolidate or, sell any material assets of the Company (other than in the ordinary course) or acquire or agree to acquire (other than domain names in the ordinary course) by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets in excess of $20,000 in the aggregate; and

(o) will not change the method of accounting of the Company, make any Tax elections, enter any settlement or compromise of any Tax claim or liability with any taxing authority, or amend any Tax Return that would adversely affect Parent or its subsidiaries without the consent of Parent;

(p) will not make any payments to officers, directors, partners or managers, other than in the ordinary course or as contractually required;

(q) will not enter into any agreements with contractors or consultants (or amend or authorize additional work orders with respect to any such existing agreements) except as contemplated by this Agreement;

(r) will not change, accelerate or alter, in each case, the payment terms of any existing contract or agreement nor enter into any contract or agreement with payment terms (including timing) not materially consistent with past practice; and

(s) will not sell any domain names or cause an affiliate partner to sell any domain names (or enter into any agreement to do any of the foregoing) or otherwise cease monetizing domain names with the Company without the Parent’s consent which shall not be unreasonably withheld or delayed.

6.2. Conduct of Business of First Acquisition Corp. and Second Acquisition Corp. During the period commencing on the date hereof and continuing until the Effective Time, neither First Acquisition Corp. nor Second Acquisition Corp. shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

6.3. Other Negotiations. Neither the Company nor the Primary Shareholders will (nor will they permit any of their respective officers, directors, managers, consultants, employees, agents, partners and affiliates on their behalf to) take any action to solicit, initiate, seek, encourage or support any inquiry, proposal or offer from, furnish any information to, or participate in any discussions or negotiations with, any corporation, partnership, person or other entity or group (other than Parent) regarding any acquisition of the Company any merger or consolidation with or involving the Company or any acquisition of any material portion of the stock or assets of the Company or any equity or debt financing of the Company or any material license of Intellectual Property rights or any business combination, recapitalization, joint venture or other major transaction involving the business of the Company (any of the foregoing being referred to in this Agreement as an “Acquisition Transaction”) or enter into an agreement concerning any Acquisition Transaction with any party other than Parent. If between the date of this Agreement and the termination of this Agreement pursuant to Article XI, the Company receives from a third party any offer to negotiate or consummate an Acquisition Transaction, the Company shall (i) notify Parent immediately (orally and in writing) of such offer, including the identity of such party and the terms of any proposal therein, and (ii) notify such third party of the obligations of the Company under this Agreement.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1. Access to Properties and Records. The Company will provide (or will cause to be provided) to Parent and Parent’s accountants, counsel and other authorized advisors, with reasonable access, during business hours, to its premises and properties and its books and records (including, without limitation, contracts, leases, insurance policies, litigation files, minute books, accounts, working papers and Tax Returns filed and in preparation) and will cause its officers to furnish to Parent and Parent’s authorized advisors such additional financial, tax and operating data and other information pertaining to its business as Parent shall from time to time reasonably request. All of such data and information shall be kept confidential by Parent and the Company unless and until the Mergers are consummated pursuant to the Confidentiality Agreement (as hereinafter defined).

7.2. Transfer of Interests. Each of the Primary Shareholders agrees that he (i) shall not dispose of or in any way encumber his Common Stock prior to the consummation of the transactions contemplated hereby, (ii) shall use his best efforts to cause, and take no action inconsistent with, the approval and consummation of said transactions, and (iii) at the Closing shall surrender the certificates representing all shares of Common Stock owned by him, duly endorsed for transfer.

7.3. Reasonable Efforts; etc. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use his, her or its commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including obtaining any consents, authorizations, exemptions and approvals from, and making all filings with, any governmental or regulatory authority, agency or body which are necessary in connection with the transactions contemplated by this Agreement.

7.4. Material Events. At all times prior to the Effective Time, each party shall promptly notify the others in writing of the occurrence of any event which will or may result in the failure to satisfy any of the conditions specified in Article IX or Article X hereof.

7.5. Fees and Expenses. The Parent and the Company shall bear and pay all of their own fees, costs and expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel, accountants, brokers and financial advisors, except that if the Mergers are consummated, then the Shareholders will be responsible for all such fees, costs and expenses incurred by the Company in connection with this Agreement and the transactions contemplated hereby which shall be paid by the Shareholders on a pro rata basis based on their percentage share of the Merger Consideration, except for the RBC Fee owed by the Company which shall be paid as provided in Section 2.8.

7.6. Supplements to Disclosure Schedules. From time to time prior to the Effective Time, each party hereto shall supplement or amend its Disclosure Schedules with respect to any matter hereafter arising that, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in its Disclosure Schedules or that is necessary to correct any information in its Disclosure Schedules or in its representations and warranties that have been rendered inaccurate thereby. The Disclosure Schedules delivered by a party hereto shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto.

7.7. Tax Matters.

(a) Preparation and Filing of Tax Returns. The Shareholder Representative shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date and shall permit the Parent to review and comment on each such Tax Return at least fifteen (15) days prior to filing and shall in good faith consider all such comments. The filing version of each such Tax Return shall be subject to Parent’s approval not to be unreasonably withheld or delayed. The Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company (or Surviving Corporation) for all periods beginning before and ending after the Closing Date (each a “Straddle Period”), shall permit the Shareholder Representative to review and comment on each such Tax Return at least fifteen (15) days prior to filing and shall in good faith consider all such comments. The filing version of each such Tax Return shall be subject to the Shareholder Representative’s approval not to be unreasonably withheld or delayed. Each such Tax Return shall be prepared in accordance with the Company’s past practice in preparing its Tax Returns. The Parent shall not amend any Tax Return of the Company for any period (or portion thereof) ending on or prior to the Closing Date or any Straddle Period without the prior written approval of the Shareholder Representative if such amendment would give rise to an indemnification obligation pursuant to Article XII, such approval not to be unreasonably withheld or delayed.

(b) Cooperation on Tax Matters.

(i) Parent, the Company and the Shareholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 7.7 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and the Shareholders and Parent (with respect to any Straddle Period Tax Returns) agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Parent or to the Shareholders, any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Parent (with respect to any Straddle Period Tax Returns), Company or the Shareholders, as the case may be, shall allow the other party to take possession of such books and records.

(ii) Parent and the Shareholders further agree, upon request, to use their commercially reasonable best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(c) Certain Taxes. All Taxes, whether levied on the Company, any of the Company’s subsidiaries, the Parent, First Acquisition Corp., Second Acquisition Corp. or any of their respective affiliates, resulting from the Mergers or otherwise on account of this Agreement or the transactions contemplated hereby, shall be paid by the Shareholders when due, and the Shareholders shall, at their own expense, file all necessary Tax Returns with respect to all such Taxes.

7.8. Tax Treatment. Parent, the Surviving Corporation, the Company and the Shareholders intend that the Mergers qualify as “tax-free” reorganization within the meaning of Section 368(a) of the Code and, for Tax reporting purposes, will report the Mergers as a tax-free reorganization.

7.9. Restricted Equity Consideration. With respect to the shares of Restricted Equity Consideration, such shares shall vest hereunder as follows: 33.34% on the ten (10) month anniversary of the Closing Date and thereafter at the rate of 33.33% on the last day of each successive ten (10) month period over the next twenty (20) month period. One hundred percent (100%) of the shares of Restricted Equity Consideration not already vested shall become immediately vested in the event of an Acceleration Event applicable to the respective Employee Shareholder. While the shares of Restricted Equity Consideration are subject to vesting pursuant to this Section 7.9, the Employee Shareholders will have all rights with respect thereto (including, without limitation, the right to vote the shares and the right to dividends paid on the shares, if any), except that the Employee Shareholders shall not have the right to possession and sale thereof. For the purposes hereof, Acceleration Event shall be defined as (a) a Change of Control (as defined herein), (b) the termination of employment of the Employee Shareholder without Cause or due to Disability (as defined in the respective employment agreement or side letter) or upon death, or (c) the resignation of the Employee Shareholder for Good Reason (as defined in the respective employment agreement or side letter). For the purposes hereof, “Change of Control” shall mean (x) an event when any “person”, as such term is used in Sections 13(d) and 14(d) of the Exchange Act, except for an existing shareholder of Parent as of the date hereof, is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Parent representing more than fifty percent (50%) of the voting power of the Parent’s then outstanding securities, other than as a result of the purchase of equity securities directly from the Parent in connection with a financing transaction; (y) the consummation of a merger or consolidation of the Parent with or into another entity or any other corporate reorganization, if more than fifty percent (50%) of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not shareholders of the Parent immediately prior to such merger, consolidation or other reorganization; or (z) the Parent sells, transfers or otherwise disposes of (in one transaction or a series of related transactions) all or substantially all of its respective assets or adopts any plan or proposal for its liquidation or dissolution. A Change of Control shall not occur if the person, surviving entity, or transferee is a wholly-owned (direct or indirect) subsidiary of Parent; provided, however, that an Acceleration Event shall occur upon a Change of Control of such wholly-owned subsidiary.

7.10. Repurchase Right.

(a) In the event that an Employee Shareholder’s employment relationship, with Parent terminates, for any reason whatsoever, whether due to voluntary or involuntary action or otherwise, the Parent shall have the right to repurchase at the Repurchase Price (as defined herein) all or any portion of the shares of Restricted Equity Consideration that are not already vested (subject to any additional vesting due to an Acceleration Event pursuant to Section 7.9), which right may be exercised at any time and from time to time within ninety (90) days after the date of such termination or such longer period as may be determined in good faith by the Parent if such later repurchase is deemed necessary by the Parent for treatment of its stock as Qualified Small Business Stock under Section 1202 of the Code and regulations promulgated thereunder.

(b) Parent may exercise its right of repurchase of such shares of Restricted Equity Consideration held by such Employee Shareholder by providing written notice to such Employee Shareholder stating the number of shares to be repurchased, at a purchase price of $.01 per share (the “Repurchase Price”) and the date (the “Repurchase Date”) such repurchase shall occur (which shall be a date not fewer than ten (10) and not more than thirty (30) days from the date of such notice). On the Repurchase Date, Parent shall deliver the Repurchase Price to such Employee Shareholder, by check or wire of immediately available funds, against delivery of the certificate or certificates representing the shares to be repurchased and duly endorsed stock powers.

7.11. Financial Statements. The Primary Shareholders shall assist and cooperate with the audit by the Parent’s independent auditor of the Financial Statements and otherwise facilitate the completion of the audit to Parent’s reasonable satisfaction within seventy five (75) days following the Closing Date.

7.12. Shareholder Consent. The Company and the Primary Shareholders shall use their respective best efforts to obtain the Shareholder Approval, whether by written consent or at a meeting duly called for the purpose thereof, in accordance with applicable law.

7.13. Appointment of Shareholder Representative.

(a) The Shareholder Representative is hereby appointed as representative of the Shareholders for purposes of this Agreement and the Escrow Agreement. Shareholder Approval of this Agreement shall include confirmation of the authority of the Shareholder Representative. Parent, First Acquisition Corp., Second Acquisition Corp. and the Company may rely upon the acts of the Shareholder Representative for all purposes permitted hereunder and under the Escrow Agreement.

(b) The Shareholder Representative shall have full power of substitution to act in the name, place and stead of the Shareholders in all matters in connection with this Agreement and the Escrow Agreement. The Shareholder Representative’s power shall include the following powers, without limitation: the power to act for the Shareholders with regard to indemnification obligations hereunder; the power to compromise any claim on behalf of the Shareholders and to transact matters of litigation or arbitration in connection with this Agreement or the Escrow Agreement; the power to do or refrain from doing all such further acts and things on behalf of the Shareholders that the Shareholder Representative deems necessary or appropriate in his sole discretion, and to execute all such documents as the Shareholder Representative shall deem necessary or appropriate, in connection therewith; and the power to receive service of process in connection with any claims under this Agreement.

(c) If the Shareholder Representative dies or otherwise becomes incapacitated and unable to serve as Shareholder Representative, his successor shall be appointed by a majority in interest of the Shareholders (such majority in interest to be determined in accordance with the pro rata amounts of the Merger Consideration as set forth on Schedule 12.4 hereto).

(d) The Shareholder Representative shall act for the Shareholders in the manner the Shareholder Representative believes to be in the best interest of the Shareholders and consistent with his obligations under this Agreement, but shall have no duties or obligations except as specifically set forth in this Agreement. In acting as representative of the Shareholders, the Shareholder Representative may rely upon, and shall be protected in acting or refraining from acting upon, an opinion or advice of counsel, certificate of auditors or other certificate, statement, instrument, opinion, report, notice, request, consent, order arbitrator’s award, appraisal, bond or other paper or documents reasonably believed by him to be genuine and to have been signed or presented by the proper party or parties. The Shareholder Representative shall not be personally liable to the Shareholders for any action taken, suffered or omitted by him in good faith and reasonably believed by him to be authorized or within the discretion of the rights or powers conferred upon him by this Section 7.13. The Shareholder Representative may consult with counsel and any advice of such counsel shall be full and complete authorization and protection in respect to any action taken or suffered or omitted by him in such capacity in good faith and in accordance with such opinion of counsel. The Shareholder Representative may perform his duties as Shareholder Representative either directly or by or through his agents or attorneys, and the Shareholder Representative shall not be responsible to the Shareholders for any misconduct or negligence on the part of any agent or attorney appointed with due care by him under this Agreement. No bond shall be required of the Shareholder Representative, and the Shareholders jointly and severally shall indemnify the Shareholder Representative with respect to any and all decisions made or actions taken in the capacity as Shareholder Representative, other than for the Shareholder Representative’s willful misconduct or gross negligence.

7.14. Final Working Capital. Within ninety (90) days following the Closing, Parent shall determine the amount of the Company’s working capital at Closing (the “Final Working Capital”), and to the extent the Final Working Capital is less than $134,000, the Stockholders shall promptly pay to the Company the full amount of any deficit without regard to the last sentence of Section 12.4 hereof.

ARTICLE VIII

COVENANTS OF THE COMPANY AND THE PRINCIPAL SHAREHOLDERS

The Company and each of the Erik Matlick and Elke Wong (together, the “Principal Shareholders”) hereby agrees that for a period of two (2) years following the Closing Date, that he, she or it will not, directly or indirectly, alone or as a partner, officer, director, employee, consultant, agent, independent contractor or shareholder of any company or business organization, engage in any business activity, or have a financial interest in any business activity (excepting only the ownership of not more than 1% of the outstanding securities of any class of any entity listed on an exchange or regularly traded in the over-the-counter market), which is directly or indirectly in competition with the products or services contemplated or being developed, marketed, sold or otherwise provided by the Company, or which is directly or indirectly detrimental to the business of the Company as of the Closing Date (“Competitive Activity”). The Company and each of the Principal Shareholders agrees that, for a period of two (2) years following the Closing Date hereof, he, she or it will not in any capacity, either separately, jointly or in association with others, directly or indirectly, solicit or contact in connection with, or in furtherance of, a Competitive Activity any of the employees, consultants, agents, suppliers, customers or prospects of the Company that were such with respect to the Company at any time during the one (1) year immediately preceding the date hereof or that become such with respect to the Parent at any time during the one (1) year immediately following the date hereof. Such Principal Shareholder’s obligations under this Article VIII shall survive termination of cessation of his, her or its employment or consultancy with the Company (if applicable).

ARTICLE IX

CONDITIONS TO THE OBLIGATIONS OF THE PARENT, FIRST ACQUISITION CORP.

AND SECOND ACQUISITION CORP.

The obligation of the Parent, First Acquisition Corp. and Second Acquisition Corp. to consummate the transactions contemplated hereby shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any of which may be waived in writing by the Parent, First Acquisition Corp. and Second Acquisition Corp. in their sole discretion):

9.1. Representations and Warranties True. The representations and warranties of the Company which are contained in this Agreement, or contained in any Schedule, certificate or instrument delivered or to be delivered pursuant to this Agreement, shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date and at the Closing (i) the Company shall have delivered to the Parent, First Acquisition Corp. and Second Acquisition Corp. a certificate (signed on behalf of the Company by the President of the Company) to that effect with respect to all such representations and warranties made by the Company, and (ii) the Primary Shareholders shall have executed and delivered to the Parent, First Acquisition Corp. and Second Acquisition Corp. a certificate to that effect with respect to all such representations and warranties made by the Primary Shareholders.

9.2. Performance. The Company and the Primary Shareholders shall have performed and complied in all material respects with all of the obligations under this Agreement which are required to be performed or complied with by them on or prior to the Closing Date, and at the Closing (i) the Company shall have delivered to the Parent, First Acquisition Corp. and Second Acquisition Corp. a certificate (duly executed on behalf of the Company by the President of the Company) to that effect with respect to all such obligations required to have been performed or complied with by the Company on or before the Closing Date, and (ii) the Primary Shareholders shall have executed and delivered to the Parent, First Acquisition Corp. and Second Acquisition Corp. a certificate to that effect with respect to all such obligations required to have been performed or complied with by the Primary Shareholders on or before the Closing Date.

9.3. Absence of Litigation. No statute, rule or regulation shall have been enacted or promulgated, and no order, decree, writ or injunction shall have been issued and shall remain in effect, by any court or governmental or regulatory body, agency or authority which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby, and no action, suit or proceeding before any court or governmental or regulatory body, agency or authority shall have been instituted by any person (or instituted or threatened by any governmental or regulatory body, agency or authority), and no investigation by any governmental or regulatory body, agency or authority shall have been commenced with respect to the transactions contemplated hereby or with respect to the Company which reasonably could have a material adverse effect on the transactions contemplated hereby or is reasonably likely to result in a Company Material Adverse Effect.

9.4. Consents. All approvals, consents, licenses, permits, orders, waivers and authorizations required to be obtained by the Company or the Primary Shareholders in connection with the Mergers and other transactions contemplated by this Agreement (including those identified on Schedule 3.3, if any) shall have been obtained and shall be in full force and effect.

9.5. Additional Agreements. The following agreements, forms or notices, as the case may be, shall have been executed and delivered to Parent:

(a) Executive Employment Agreements, in the form attached hereto as Exhibit C, executed by each of Erik Matlick and Elke Wong;

(b) Confidentiality, Assignment of Inventions and Employment-at-Will Agreements for consultants and employees, in a form satisfactory to Parent, executed by each of the employees of the Company;

(c) The Escrow Agreement, duly executed by the Shareholder Representative and the Escrow Agent;

(d) Each of the Shareholders shall have delivered to the Parent certifications that they are not foreign persons in accordance with the Treasury Regulations under Section 1445 of the Code;

(e) Each of the Shareholders shall deliver to Parent a Form W-9 or Form W-8, as appropriate, on the Closing and prior to any payment of the Cash Consideration. Each Shareholder shall furnish Parent with an affidavit, stating, under penalty of perjury, the Shareholder’s United States taxpayer identification number;

(f) Each of the holders of Restricted Equity Consideration will timely file valid elections under Section 83(b) of the Code as soon as practicable after the Closing and in any event within thirty (30) days of the Closing;

(g) Resignations of all officers and directors of the Company as of the Effective Time;

(h) The Letter of Transmittal in the form attached hereto as Exhibit B duly executed and delivered by the holders of at least 90% of the outstanding shares of Company Common Stock, which shall include the holders of Company Stock Options, which such Company Stock Options shall be accelerated and exercised in full in connection with the Closing (the “Letter of Transmittal”); provided, however, that this condition may be satisfied, in the alternative as to any such Shareholder by signing this Agreement; and

(i) The Company’s standard form of non-disclosure and assignment of inventions agreement executed by Erik Matlick dated as of his date of hire by the Company.

9.6. Delivery of Certificates for Cancellation. The certificates representing at least 90% of the shares of Common Stock issued and outstanding immediately prior to the Effective Time, shall have been surrendered for cancellation.

9.7. Approval. The holders of at least two-thirds of the issued and outstanding shares of Company Common Stock shall have voted in favor of the approval of the Mergers, the adoption of this Agreement and the transactions contemplated hereby.

9.8. Certificates of Merger. The Company shall have executed and delivered to the Parent counterparts of the Certificates of Mergers to be filed with the Secretary of State of the State of Delaware and the Secretary of State of the State of New York in connection with the Mergers.

9.9. Material Adverse Effect. There shall not have occurred any event which is or reasonably could result in a Company Material Adverse Effect.

9.10. Opinion of Cozen O’Connor. The Company shall have delivered to Parent an opinion of Cozen O’Connor, counsel to the Company, in substantially the form attached hereto as Exhibit E.

9.11. Termination. The Company shall have terminated that certain Advisory Services Agreement with Alpine Meridian, Inc. dated as of February 4, 2002, as amended and such agreement shall be of no further force or effect.

9.12. Supporting Documents. The Company shall have delivered to the Parent a certificate (i) of the Secretary of State of the State of New York dated as of the Closing Date, certifying as to the corporate legal existence and good standing of the Company; and (ii) of the Secretary of the Company dated the Closing Date, certifying on behalf of the Company (w) that attached thereto is a true and complete copy of the Certificate of Incorporation of the Company, as in effect on the date of such certification; (x) that attached thereto is a true and complete copy of the By-Laws of such Company, as in effect on the date of such certification; (y) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors and the Shareholders of the Company, authorizing the execution, delivery and performance of this Agreement and the consummation of the Mergers; and (z) to the incumbency and specimen signature of each officer of the Company, executing on behalf of the company this Agreement and the other agreements related hereto.

ARTICLE X

CONDITIONS TO THE OBLIGATIONS OF THE

COMPANY AND THE SHAREHOLDERS

The obligation of the Company and the Shareholders to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or prior to the Closing Date of each of the following conditions (any of which may be waived in writing by the Company and the Shareholders in their sole discretion):

10.1. Representations and Warranties True. The representations and warranties of each of the Parent, First Acquisition Corp. and Second Acquisition Corp. contained in this Agreement, or contained in any Schedule, certificate or other instrument or document delivered or to be delivered pursuant to this Agreement, shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date and at the Closing each of the Parent, First Acquisition Corp. and Second Acquisition Corp. shall have delivered to the Company and the Shareholders a certificate (with respect to Parent, signed on its behalf by its Chief Executive Officer and with respect to First Acquisition Corp. and Second Acquisition Corp. signed on its behalf by its President or Manager, as the case may be) to that effect with respect to all such representations and warranties made by such entity.

10.2. Performance. Each of the Parent, First Acquisition Corp. and Second Acquisition Corp. shall have performed and complied in all material respects with all of the obligations under this Agreement which are required to be performed or complied with by them on or prior to the Closing Date, and at the Closing each of the Parent, First Acquisition Corp. and Second Acquisition Corp. shall have delivered to the Company and the Shareholders a certificate (with respect to Parent, signed on its behalf by its Chief Executive Officer and with respect to First Acquisition Corp. and Second Acquisition Corp., signed on its behalf by its President or Manager, as the case may be) to that effect with respect to all such obligations required to have been performed or complied with by such entity on or before the Closing Date.

10.3. Absence of Litigation. No statute, rule or regulation shall have been enacted or promulgated, and no order, decree, writ or injunction shall have been issued and shall remain in effect, by any court or governmental or regulatory body, agency or authority which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby, and no action, suit or proceeding before any court or governmental or regulatory body, agency or authority shall have been instituted by any person (or instituted or threatened by any governmental or regulatory body, agency or authority) and no investigation by any governmental or regulatory body, agency or authority shall have been commenced with respect to the transactions contemplated hereby or with respect to the Parent, First Acquisition Corp. and/or Second Acquisition Corp. which would have a material adverse effect on the transactions contemplated hereby or is reasonably likely to result in a Parent Material Adverse Effect.

10.4. Certificates of Merger. The Company shall have executed and delivered to the Parent counterparts of the Certificates of Mergers to be filed with the Secretary of State of the State of Delaware and the Secretary of State of the State of New York in connection with the Merger.

10.5. Consents. All approvals, consents, licenses, permits, orders, waivers and authorizations required to be obtained by Parent, First Acquisition Corp. and/or Second Acquisition Corp. in connection with the Mergers and other transactions contemplated by this Agreement (including those identified on Schedule 5.3, if any) shall have been obtained and shall be in full force and effect.

10.6. Additional Agreements. The Parent shall have executed and delivered counterparts of the Executive Employment Agreements referred to in Section 9.5(a) hereof and the Escrow Agreement referred to in Section 9.5(c) hereof, together with counterparts signed by the Escrow Agent.

10.7. Cash Consideration, Equity Consideration and Restricted Equity Consideration; Escrow Deposit.

(a) At the Closing, the Parent shall deliver and distribute the Merger Consideration in accordance with Section 2.3(a) and pay or cause the payment by the Company of the RBC Fee as provided in Section 2.8.

(b) At Closing, Parent shall deliver to the Escrow Agent (i) the Cash Escrow at Closing by wire, and (ii) the Stock Escrow as soon as practicable after the Closing and in any event within five (5) business days after the Closing.

10.8. Opinion of DLA Piper Rudnick Gray Cary US LLP. The Parent, First Acquisition Corp. and Second Acquisition Corp. shall have delivered to the Company and the Shareholders an opinion of DLA Piper Rudnick Gray Cary US LLP, counsel to the Parent, First Acquisition Corp. and Second Acquisition Corp., in substantially the form attached hereto as Exhibit F.

10.9. Supporting Documents.

(a) The Parent shall have delivered to the Company and the Shareholders (i) a certificate of the Secretary of State of the State of Delaware dated as of the Closing Date, certifying as to the corporate legal existence and good standing of Parent, (ii) a certificate of the Secretary of the Parent., dated the Closing Date, certifying on behalf of the Parent (w) that attached thereto is a true and complete copy of the Certificate of Incorporation of the Parent, as in effect on the date of such certification; (x) that attached thereto is a true and complete copy of the By-Laws of Parent as in effect on the date of such certification; (y) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors of Parent authorizing the execution, delivery and performance of this Agreement and the consummation of the Mergers; and (z) to the incumbency and specimen signature of each officer of the Parent executing on behalf of Parent this Agreement and the other agreements related hereto.

(b) First Acquisition Corp. shall have delivered to the Company and the Shareholders (i) a certificate of the Secretary of State of the State of Delaware dated as of the Closing Date, certifying as to the legal existence and good standing of First Acquisition Corp., (ii) a certificate of the Secretary of First Acquisition Corp., dated the Closing Date, certifying on behalf of First Acquisition Corp. (x) that attached thereto is a true and complete copy of the By-Laws of such First Acquisition Corp. as in effect on the date of such certification; (y) that attached thereto is a true and complete copy of all resolutions adopted by the sole director and sole stockholder of such First Acquisition Corp. authorizing the execution, delivery and performance of this Agreement and the consummation of the Mergers; and (z) to the incumbency and specimen signature of each officer of First Acquisition Corp. executing on behalf of First Acquisition Corp. this Agreement and the other agreements related hereto.

(c) Second Acquisition Corp. shall have delivered to the Company and the Shareholders (i) a certificate of the Secretary of State of the State of Delaware dated as of the Closing Date, certifying as to the legal existence and good standing of Second Acquisition Corp., (ii) a certificate of the Manager of Second Acquisition Corp., dated the Closing Date, certifying on behalf of Second Acquisition Corp. (x) that attached thereto is a true and complete copy of the Limited Liability Company Operating Agreement of such Second Acquisition Corp. as in effect on the date of such certification; (y) that attached thereto is a true and complete copy of all resolutions adopted by the sole manager and sole member of such Second Acquisition Corp. authorizing the execution, delivery and performance of this Agreement and the consummation of the Mergers; and (z) to the incumbency and specimen signature of each officer of Second Acquisition Corp. executing on behalf of Second Acquisition Corp. this Agreement and the other agreements related hereto.

ARTICLE XI

TERMINATION

11.1. Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a) by the written consent of the Company and the Parent;

(b) by either the Company or the Parent:

(i) if any court or governmental or regulatory agency, authority or body shall have enacted, promulgated or issued any statute, rule, regulation, ruling, writ or injunction, or taken any other action, restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and all appeals and means of appeal therefrom have been exhausted; or

(ii) if the Effective Time shall not have occurred on or before August 15, 2005, provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(b)(ii) shall not be available to any party whose (or whose affiliate (s)’) breach of any representation or warranty or failure to perform or comply with any obligation under this

Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; or

(iii) if there shall have been a material breach of any representation, warranty, covenant, condition or agreement on the part of the other party set forth in this Agreement which breach is incapable of cure, or if capable of cure, shall not have been cured within twenty (20) business days following receipt by the breaching party of notice of such breach.

11.2. Effect of Termination. In the event of termination of this Agreement, this Agreement shall forthwith become void and there shall be no liability on the part of any of the parties hereto or (in the case of the Company, the Parent, First Acquisition Corp. and Second Acquisition Corp.) their respective officers or directors, except for Sections 7.5 and 14.6, and the last sentence of Section 7.1, which shall remain in full force and effect, and except that nothing herein shall relieve any party from liability for a breach of this Agreement prior to the termination hereof. The obligations of the Confidentiality Agreement (as defined herein) shall remain in full force and effect and shall survive any termination or expiration of the Agreement.

ARTICLE XII

INDEMNIFICATION; SURVIVAL OF

REPRESENTATIONS AND WARRANTIES

12.1. Indemnity Obligations.

(a) Subject to Sections 12.3 and 12.4 hereof, each of the Shareholders by adoption of this Agreement and approval of the transactions contemplated hereby, jointly and severally agree to indemnify and hold the Parent, First Acquisition Corp. and Second Acquisition Corp. (including their respective representatives and affiliates) harmless from, and to reimburse the Parent for, any Losses (as that term is hereinafter defined) directly or indirectly arising out of, based upon or resulting from (i) any inaccuracy in or breach of any representation or warranty of the Company set forth in Article III of this Agreement or any Schedule or certificate delivered by the Company pursuant hereto; and (ii) any breach or nonfulfillment of, or any failure to perform, any of the covenants, agreements or undertakings of the Company and the Shareholders which are contained in this Agreement or any agreement entered into in connection herewith including, without limitation, the covenants set forth in Article VIII of this Agreement. For purposes of this Agreement, the term “Losses” shall mean any and all losses, damages, deficiencies, liabilities, obligations, actions, claims, suits, proceedings, demands, assessments, judgments, recoveries, fees, diminution in value, costs and expenses (including, without limitation, all out-of-pocket expenses, reasonable investigation expenses and reasonable fees and disbursements of accountants and counsel) of any nature whatsoever.

(b) Subject to Sections 12.3 and 12.4 hereof, each of the Shareholders by adoption of this Agreement and approval of the Merger hereby severally and not jointly agrees to indemnify and hold the Parent, First Acquisition Corp. and Second Acquisition Corp. (including their respective representatives and affiliates) harmless from, and to reimburse the Parent for, any Losses arising out of, based upon or resulting from (i) any inaccuracy in or breach of any representation or warranty of such Shareholder set forth in Article IV of this Agreement or such Shareholder’s Letter of Transmittal, or any Schedule or certificate delivered by such Shareholder pursuant hereto or thereto; or (ii) any breach or nonfulfillment of, or any failure to perform, any of the covenants, agreements or undertakings of the respective Shareholder which are contained in this Agreement and/or the Letter of Transmittal of such Shareholder or any agreement entered into in connection herewith, including, without limitation, with respect to the Principal Shareholders, the covenants set forth in Article VIII of this Agreement.

12.2. Notification of Claims.

(a) Subject to the provisions of Section 12.3 below, in the event of the occurrence of an event pursuant to which the Parent shall seek indemnity pursuant to Section 12.1, the Parent shall provide the Shareholder Representative and, if such indemnity is sought against a Shareholder pursuant to Section 12.1(b), the Shareholder against whom indemnification is sought, with prompt written notice (a “Claim Notice”) of such event and shall otherwise promptly make available to the Shareholder Representative and, if applicable, such Shareholder, all relevant information which is material to the claim and which is in the possession of the indemnified party. Parent’s failure to give a timely Claims Notice or to promptly furnish the Shareholder Representative and, if applicable, such Shareholder, with any relevant data and documents in connection with any Third-Party Claim (as that term is hereinafter defined) shall not constitute a defense (in part or in whole) to any claim for indemnification by such party, except and only to the extent that such failure shall result in any prejudice to the indemnified party.

The Shareholder Representative and, if such indemnity is sought against a Shareholder pursuant to Section 12.1(b), the Shareholder against whom indemnification is sought, shall have the right to elect to join in, through counsel of its choosing reasonably acceptable to Parent, the defense, settlement, adjustment or compromise of any claim of any third party (a “Third Party Claim”) for which indemnification will be sought by the Parent; provided, however, that Parent shall control such defense, settlement, adjustment or compromise. The expense of any such defense, settlement, adjustment or compromise, including Parent’s counsel and any counsel chosen by the Shareholder Representative or, if applicable, such Shareholder, shall be borne by the Shareholders with respect to indemnification sought pursuant to Section 12.1(a) and by the Shareholders against whom indemnification is sought with respect to indemnification sought pursuant to Section 12.1(b); provided, such expenses shall be paid from the Escrow Deposit for indemnification sought pursuant to Section 12.1(a) and from the Pro Rata Portion (as defined below) of the Escrow Deposit attributable to the Shareholders against whom indemnification is sought pursuant to Section 12.1 (b). Parent shall have the right to settle any such Third Party Claim; provided, however, that Parent may not effect the settlement, adjustment or compromise of any such Third Party Claim without the written consent of the Shareholder Representative, or, if applicable, the Shareholder, which consent shall not be unreasonably withheld. In the event that the Shareholder Representative, or, if applicable, the Shareholder, has consented in writing to any such settlement, adjustment or compromise, the Shareholders shall have no power or authority to object to the amount of any claim by Parent against the Escrow Deposit for indemnification of Losses with respect to such settlement, adjustment or compromise.

12.3. Duration. All representations and warranties set forth in this Agreement and any Schedules or certificates delivered pursuant hereto or thereto, and all covenants, agreements and undertakings of the parties contained in or made pursuant to this Agreement, the Letters of Transmittal and any Schedules or certificates delivered pursuant hereto or thereto, and the rights of the parties to seek indemnification with respect thereto (all of the foregoing collectively, the “Indemnifiable Matters”), shall survive the Closing but, except in respect of any claims for indemnification as to which a Claim Notice shall have been duly given prior to the Escrow Release Date (as defined below) and also as provided in the immediately following sentence, all Indemnifiable Matters shall expire on the one (1) year anniversary of the Closing Date (the “Escrow Release Date”). Notwithstanding the foregoing, (a) Indemnifiable Matters arising from breaches of the covenants contained in Article VIII shall survive the Closing Date until the two (2) year anniversary of the Closing Date; (b) Indemnifiable Matters arising from breaches of the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.10, 3.14, Article IV and the Letters of Transmittal, shall each survive the Closing Date until the three (3) year anniversary of the Closing Date; (c) Indemnifiable Matters arising from breaches of the representation and warranties set forth in Section 3.11 shall survive the Closing Date until the four (4) year anniversary of the Closing Date; and (d) Indemnifiable Matters arising from breaches of the representations and warranties set forth in Section 3.9 and the covenant contained in Section 7.7 shall each survive the Closing Date until the six (6) year anniversary of the Closing Date (all such obligations in (a), (b) (c) and (d), collectively, the “Excluded Obligations”). Notwithstanding the foregoing, claims for breaches of the representations and warranties relating to or arising from fraud shall be independent of, and shall not be limited by, the Agreement and shall survive the Closing Date indefinitely.

12.4. Escrow. The Escrow Deposit shall be held and disbursed by the Escrow Agent in accordance with an Escrow Agreement. If the Closing occurs, Parent, First Acquisition Corp. and Second Acquisition Corp. agree that the Parent’s, First Acquisition Corp.’s and Second Acquisition Corp.’s right to indemnification pursuant to this Article XII shall constitute Parent’s, First Acquisition Corp.’s and Second Acquisition Corp.’s sole and exclusive remedy and recourse against the Shareholders for Losses attributable to any Indemnifiable Matters. Except with respect to the Excluded Obligations, the maximum liability of any Shareholder shall be limited to such Shareholder’s Pro Rata Portion (as defined below) of the Escrow Deposit and the maximum liability of any Shareholder for the Excluded Obligations shall be limited to such Shareholder’s Pro Rata Portion (as defined below) of the Losses up to the aggregate amount of the Merger Consideration which such Shareholder is entitled (less any amount previously recovered under this Article XII from such Shareholder’s Pro Rata portion of the Escrow Deposit); provided, however, that no Shareholder shall have any liability for indemnification pursuant to Section 12.1(b) on account of any other Shareholder. For purposes of this Agreement, a “Pro Rata Portion” of a Shareholder as to any Losses or as to the Escrow Deposit shall be equal to the percentage of the Merger Consideration to which such Shareholder is entitled as set forth on Schedule 12.4. Notwithstanding anything to the contrary contained herein, the Shareholders shall have no liability for indemnification pursuant to this Article XII until the aggregate Losses are in excess of $100,000, at which point the Shareholders shall only be liable for the amount of Losses in excess of such amount.

12.5. No Contribution. The Shareholders hereby waive, acknowledge and agree that the Shareholders shall not have and shall not exercise or assert (or attempt to exercise or assert),

any right of contribution or right of indemnity against the Parent, First Acquisition Corp. or Second Acquisition Corp. in connection with any indemnification payments which the Shareholders are required to make under this Article XII. Nothing in this Article XII shall limit a Shareholder’s right of contribution or right of indemnity from another Shareholder.

12.6. Registration Rights. The provisions of Section 13.5 hereof and not this Article XII shall govern any claim for indemnification pursuant to Article XIII.

12.7. Treatment of Indemnity Payments. All payments made pursuant to this Article XII pertaining to any indemnification obligations shall be treated as adjustments to the Merger Consideration for Tax purposes and such agreed treatment shall govern for purposes of this Agreement, unless otherwise required by law.

ARTICLE XIII

REGISTRATION RIGHTS

13.1. Registrable Shares. For purposes of this Agreement, “Registrable Shares” shall mean the shares of Parent Common Stock issued as the Equity Consideration and Restricted Equity Consideration.

13.2. Required Registration. Parent shall use reasonable best efforts to promptly prepare and file with the SEC a registration statement on Form S-3 under the Securities Act with respect to the resale of the Registrable Shares (the “Registration Statement”) no later than forty five (45) days following the Closing and shall use reasonable best efforts to effect all such registrations, qualifications and compliances (including, without limitation, obtaining appropriate qualifications under applicable state securities or “blue sky” laws and compliance with any other applicable governmental requirements or regulations) as the Shareholders may reasonably request and that would permit or facilitate the sale of Registrable Shares (provided however that Parent shall not be required in connection therewith to qualify to do business or to file a general consent to service of process in any such state or jurisdiction).

13.3. Effectiveness; Suspension Right.

(a) Parent will use its best efforts to cause the Registration Statement to become effective under the Securities Act (including without limitation the filing of any amendments or other documents necessary for such effectiveness) and to maintain the effectiveness of the Registration Statement and other applicable registrations, qualifications and compliances until one (1) year from the date such Registration Statement becomes effective plus the period of time, if any, that the Suspension Right (as hereinafter defined) is in effect (collectively, the “Registration Effective Period”), and from time to time will amend or supplement the Registration Statement and the prospectus contained therein as and to the extent necessary to comply with the Securities Act, the Exchange Act and any applicable state securities statute or regulation, subject to the following limitations and qualifications.

(b) Following such date as the Registration Statement is first declared effective, the Shareholders will be permitted to offer and sell the Registrable Shares registered therein during the Registration Effective Period in the manner described in the Registration

Statement provided that the Registration Statement remains effective and has not been suspended and provided further that with respect to the Restricted Equity Consideration, only Registrable Shares that shall have “vested” pursuant to Section 7.9 hereof may be offered and sold.

(c) Notwithstanding any other provision of this Article XIII, Parent shall have the right at any time to require that the Shareholders suspend further open market offers and sales of Registrable Shares pursuant to the Registration Statement whenever, and for so long as, in the reasonable judgment of Parent, upon written advice of counsel, there is in existence material undisclosed information or events with respect to Parent and provided that Parent has similarly suspended open market offers and sales of securities of all similarly situated parties under any and all Registration Statements then in effect (the “Suspension Right”). In the event Parent exercises the Suspension Right, such suspension will continue for the period of time reasonably necessary for disclosure to occur at the earliest time that such disclosure would not have a material adverse effect on Parent, as determined in good faith by Parent after consultation with counsel. Parent will promptly give the Shareholders written notice of any such suspension and will use its best efforts to minimize the length of the suspension.

(d) The Parent agrees for a period of two (2) years from the Closing Date to:

(a) make and keep current public information about the Parent available, as those terms are understood and defined in Rule 144 under the Securities Act;

(b) use its commercially reasonable best efforts to file with the SEC in a timely manner all reports and other documents required of the Parent under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

(c) furnish to any Shareholder upon request (i) a written statement by the Parent as to its compliance with the reporting requirements of Rule 144 and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), (ii) a copy of the most recent annual or quarterly report of the Parent, and (iii) such other reports and documents of the Parent as such Shareholder may reasonably request to avail itself of any similar rule or regulation of the SEC allowing it to sell any such securities without registration.

13.4. Expenses. The costs and expenses to be borne by Parent for purposes of this Article XIII shall include, without limitation, printing expenses (including a reasonable number of prospectuses for circulation by the Shareholders), legal fees and disbursements of counsel for Parent, “blue sky” expenses, accounting fees and filing fees, but shall not include underwriting commissions or similar charges, legal fees (if any) and disbursements of counsel for the Shareholders.

13.5. Indemnification.

(a) To the extent permitted by law, Parent will indemnify and hold harmless the Shareholders, any underwriter (as defined in the Securities Act) for the Shareholders, its officers, directors, shareholders or partners and each person, if any, who controls the Shareholders or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (A) any untrue statement or alleged untrue statement of a material fact contained or incorporated by reference in the Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (B) the omission or alleged omission to state or incorporate by reference therein a material fact required to be stated or incorporated by reference therein, or necessary to make the statements included or incorporated by reference therein not misleading, or (C) any violation or alleged violation by Parent of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and Parent will pay to such Shareholders, underwriter or controlling person, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 13.5(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of Parent (which consent may not be unreasonably withheld); nor shall Parent be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon (i) a Violation which occurs in reliance upon and in conformity with written information furnished by such Shareholders expressly for use in the Registration Statement, or (ii) a Violation that would not have occurred if the Shareholders had delivered to the purchaser the version of the Prospectus most recently provided by Parent to the Shareholders as of a date prior to such sale.

(b) To the extent permitted by law, each Shareholder will indemnify and hold harmless Parent, each of its directors, each of its officers who has signed the Registration Statement, each person, if any, who controls Parent within the meaning of the Securities Act, any underwriter, and any controlling person of any such underwriter, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as, and only to the extent that, such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation (which includes without limitation the failure of such Shareholder to comply with the prospectus delivery requirements under the Securities Act, and the failure of such Shareholder to deliver the most current prospectus provided by Parent prior to the date of such sale), in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Shareholder expressly for use in the Registration Statement or such Violation is caused by such Shareholder’s failure to deliver to the purchaser of such Shareholder’s Registrable Shares a prospectus (or amendment or supplement thereto) that had been made available to the Shareholders by Parent prior to the date of the sale; and such Shareholder will pay any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this Section 13.5(b) in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 13.5(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such Shareholder, which consent shall not be unreasonably withheld. The aggregate indemnification and contribution liability of such

Shareholder under this Section 13.5(b) shall not exceed the net proceeds received by such Shareholder in connection with sale of shares pursuant to the Registration Statement.

(c) Each person entitled to indemnification under this Section 13.5 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought and shall permit the Indemnifying Party to assume the defense of any such claim and any litigation resulting therefrom, provided that counsel for the Indemnifying Party who conducts the defense of such claim or any litigation resulting therefrom shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party’s expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 13.5 unless the Indemnifying Party is materially prejudiced thereby. No Indemnifying Party, in the defense of any such claim or litigation, shall (except with the consent of each Indemnified Party) consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

(d) To the extent that the indemnification provided for in this Section 13.5 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one had and of the Indemnified Party on the other in connection with the statements or omissions which resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue of alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

13.6. Procedures for Sale of Shares Under Registration Statement.

(a) Notice and Approval. If a Shareholder shall propose to sell (which may include an intent to sell over a specific period of time) Registrable Shares pursuant to the Registration Statement, he, she or it shall notify Parent of its intent to do so (including the proposed manner and timing of all sales) at least one (1) full trading day prior to such sale, and the provision of such notice to Parent shall conclusively be deemed to reestablish and reconfirm an agreement by such Shareholder to comply with the registration provisions set forth in this Agreement. Unless otherwise specified in such notice, such notice shall be deemed to constitute a representation that any information previously supplied by such Shareholder expressly for inclusion in the Registration Statement (as the same may have been superseded by subsequent such information) is accurate as of the date of such notice. At any time within such one (1) trading-day period, Parent may refuse to permit such Shareholder to resell any Registrable Shares pursuant to the Registration Statement; provided, however, that in order to exercise this right, Parent must deliver a certificate in writing to such Shareholder to the effect that a delay in such sale is necessary because a sale pursuant to the Registration Statement in its then-current form without the addition of material, non-public information about Parent, could constitute a violation of the federal securities laws.

(b) Delivery of Prospectus. For any offer or sale of any of the Registrable Shares by a Shareholder in a transaction that is not exempt under the Securities Act, such Shareholder, in addition to complying with any other federal securities laws, shall deliver a copy of the final prospectus (or amendment of or supplement to such prospectus) of Parent covering the Registrable Shares in the form furnished to the Shareholders by Parent to the purchaser of any of the Registrable Shares on or before the settlement date for the purchase of such Registrable Shares.

(c) Copies of Prospectuses. Subject to the provisions of this Section 13.6, when a Shareholder is entitled to sell and gives notice of its intent to sell Registrable Shares pursuant to the Registration Statement, Parent shall, within two (2) trading days following the request, furnish to such Shareholder a reasonable number of copies of a supplement to or in amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Shares, such prospectus shall not as of the date of delivery to such Shareholder include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein not misleading or incomplete in the light of the circumstances then existing.

ARTICLE XIV

MISCELLANEOUS PROVISIONS

14.1. Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument signed on behalf of the party against whom enforcement is sought.

14.2. Waiver of Compliance. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant or agreement contained herein may be waived only by a written notice from the party or parties entitled to the benefits thereof. No failure by any party hereto to exercise, and no delay in exercising, any right hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or future exercise of that right by that party.

14.3. Notices. All notices and other communications hereunder shall be deemed given if given in writing and delivered personally, by registered or certified mail, return receipt requested, postage prepaid, or by overnight courier to the party to receive the same at its respective address set forth below (or at such other address as may from time to time be designated by such party to the others in accordance with this Section 14.3):

(a) if to the Company, the Shareholders or the Shareholder Representative, to:

IndustryBrains, Inc.

16-20 West 19th Street, 10th floor

New York, NY 10011

Attention: Erik Matlick, CEO and President

with copies to:

Cozen O’Connor

200 Four Falls Corporate Center, Suite 400

West Conshohocken, PA 19428

Attention: Steven N. Haas, Esq.

(b) if to the Parent, First Acquisition Corp. or Second Acquisition Corp., to:

Marchex, Inc.

413 Pine Street, Suite 500

Seattle, WA 98101

Attention: Ethan A. Caldwell, General Counsel

with copies to:

DLA Piper Rudnick Gray Cary US LLP

One International Place, 21st Floor

Boston, MA 02110

Attention: Francis J. Feeney, Jr., Esq.

All such notices and communications hereunder shall be deemed given when received, as evidenced by the signed acknowledgment of receipt of the person to whom such notice or communication shall have been personally delivered, the acknowledgment of receipt returned to the sender by the applicable postal authorities or the confirmation of delivery rendered by the applicable overnight courier service.

14.4. Binding Effect; Assignment. This Agreement, and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any rights, duties or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties hereto, except by Parent to any successor to its business or to any affiliate as long as Parent remains ultimately liable for all of Parent’s obligations hereunder.

14.5. No Third Party Beneficiaries. Neither this Agreement or any provision hereof nor any Schedule, certificate or other instrument delivered pursuant hereto, nor any agreement to be entered into pursuant hereto or any provision hereof, is intended to create any right, claim or remedy in favor of any person or entity, other than the parties hereto and their respective successors and permitted assigns, any other parties indemnified under Article XI and as to the representations, warranties and covenants of the Parent, First Acquisition Corp. and Second Acquisition Corp. under this Agreement, the Shareholders of the Company.

14.6. Public Announcements. Promptly after the Effective Time, the Parent shall issue a press release in such form as reasonably acceptable to the Company and none of the parties hereto shall, except as agreed by the Parent and the Company, or except as may be required by law or applicable regulatory authority (including without limitation the rules applicable to Nasdaq National Market companies), issue any other reports, releases, announcements or other statements to the public relating to the transactions contemplated hereby.

14.7. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.8. Headings. The article and section headings contained in this Agreement are solely for convenience of reference, are not part of the agreement of the parties and shall not be used in construing this Agreement or in any way affect the meaning or interpretation of this Agreement.

14.9. Entire Agreement. This Agreement, and the Schedules, certificates and other instruments and documents delivered pursuant hereto, together with the other agreements referred to herein and to be entered into pursuant hereto, embody the entire agreement of the parties hereto in respect of, and there are no other agreements or understandings, written or oral, among the parties relating to the subject matter hereof, other than the confidentiality agreement entered into between the Parent and the Company dated as of January 2004, as amended on July 8, 2005 (the “Confidentiality Agreement”). This Agreement supersedes all other prior agreements and understandings, written or oral, between the parties with respect to such subject matter, other than the Confidentiality Agreement (subject to the disclosure requirements of any applicable laws and/or governmental regulations).

14.10. Governing Law. The parties hereby agree that this Agreement, and the respective rights, duties and obligations of the parties hereunder, shall be governed by and construed in accordance with the internal substantive laws of the State of Delaware without giving effect to principles of conflicts of law thereunder. Each of the parties hereby (i) irrevocably consents and agrees that any legal or equitable action or proceeding arising under or in connection with this Agreement shall be brought exclusively in the federal or state courts sitting in Dover, Delaware and any court to which an appeal may be taken in any such litigation, and (ii) by execution and delivery of this Agreement, irrevocably submits to and accepts, with respect to any such action or proceeding, for itself and in respect of its properties and assets, generally and unconditionally, the jurisdiction of the aforesaid courts, and irrevocably waives any and all rights such party may now or hereafter have to object to such jurisdiction.

14.11. Severability. In the event that any clause or portion of this Agreement shall be held to be invalid, illegal, unenforceable, or in violation of any law or public policy, such a finding shall not affect the balance of the terms contained herein, and the parties shall be charged with the responsibility of continuing to carry out the terms and conditions of this Agreement in a manner consistent therewith. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject or otherwise unreasonable so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting and reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

14.12. Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, the parties hereto shall be entitled to specific performance of the agreements and obligations hereunder and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction, without the necessity of posting a bond or proving actual damages.

14.13. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

[Remainder of Page Intentionally Left Blank]

COUNTERPART SIGNATURE PAGE

TO AGREEMENT AND PLAN OF MERGER

IN WITNESS WHEREOF, the parties named below have caused this Agreement to be duly executed and delivered as an instrument under seal as of the date first above written.

PARENT:
MARCHEX, INC.

By:	/s/ Russell C. Horowitz
Name: Russell C. Horowitz
Title: Chief Executive Officer

FIRST ACQUISITION CORP.: EINSTEIN HOLDINGS I, INC.

By:	/s/ Russell C. Horowitz
Name: Russell C. Horowitz
Title: President

SECOND ACQUISITION CORP.: EINSTEIN HOLDINGS 2, LLC

By:	/s/ Russell C. Horowitz
Name: Russell C. Horowitz
Title: Manager

COMPANY: INDUSTRYBRAINS, INC.

By:	/s/ Erik Matlick
Name: Erik Matlick
Title: Chief Executive Officer

COUNTERPART SIGNATURE PAGE

TO AGREEMENT AND PLAN OF MERGER

IN WITNESS WHEREOF, the parties named below have caused this Agreement to be duly executed and delivered as an instrument under seal as of the date first above written.

PRIMARY SHAREHOLDERS:

/s/ Erik Matlick
Erik Matlick

/s/ Elke Wong
Elke Wong

/s/ William Benedict, Jr.
William Benedict, Jr.

Elizabeth Benedict (UGMA)

/s/ William Benedict, Jr.
Name: William Benedict, Jr.
Title: Custodian

Louis Benedict (UGMA)

/s/ William Benedict, Jr.
Name: William Benedict, Jr.
Title: Custodian

William Benedict, III (UGMA)

/s/ William Benedict, Jr.
Name: William Benedict, Jr.
Title: Custodian

COUNTERPART SIGNATURE PAGE

TO AGREEMENT AND PLAN OF MERGER

IN WITNESS WHEREOF, the parties named below have caused this Agreement to be duly executed and delivered as an instrument under seal as of the date first above written.

SHAREHOLDER REPRESENTATIVE:

/s/ Erik Matlick
Name: Erik Matlick

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